                                                                     EXHIBIT 2.1

                                                       Execution Copy


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  MANPOWER INC.

                            HOOSIER ACQUISITION CORP.

                                       AND

                       RIGHT MANAGEMENT CONSULTANTS, INC.



                          DATED AS OF DECEMBER 10, 2003



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                                TABLE OF CONTENTS

Article 1. The Offer and the Merger...........................................................................2

   Section 1.1    The Offer...................................................................................2

   Section 1.2    Company Action..............................................................................6

   Section 1.3    Directors...................................................................................7

   Section 1.4    The Merger..................................................................................8

   Section 1.5    Effective Time..............................................................................8

   Section 1.6    Effect of the Merger........................................................................9

   Section 1.7    Articles of Incorporation; By-laws..........................................................9

   Section 1.8    Directors and Officers......................................................................9

   Section 1.9    Tax Free Reorganization.....................................................................9

Article 2. Conversion of Securities; Exchange of Certificates................................................10

   Section 2.1    Conversion of Securities...................................................................10

   Section 2.2    Exchange of Certificates...................................................................11

   Section 2.3    Stock Transfer Books.......................................................................13

   Section 2.4    Stock Options..............................................................................14

   Section 2.5    Adjustments to Exchange Rate...............................................................15

   Section 2.6    Withholding Rights.........................................................................15

   Section 2.7    Further Assurances.........................................................................15

   Section 2.8    Closing....................................................................................16

Article 3. Representations and Warranties of the Company.....................................................16

   Section 3.1    Corporate Existence and Power..............................................................16

   Section 3.2    Corporate Authorization....................................................................17

   Section 3.3    Governmental Authorization.................................................................18

   Section 3.4    Non-Contravention..........................................................................18

   Section 3.5    Capitalization.............................................................................19

   Section 3.6    Subsidiaries...............................................................................20

   Section 3.7    Company SEC Documents......................................................................21

   Section 3.8    Financial Statements; No Material Undisclosed Liabilities..................................22

   Section 3.9    Absence of Certain Changes.................................................................23

   Section 3.10   Litigation.................................................................................24

   Section 3.11   Taxes......................................................................................24

   Section 3.12   Employee Benefits..........................................................................25

   Section 3.13   Compliance with Laws; Licenses, Permits and Registrations..................................29

   Section 3.14   Intellectual Property......................................................................29

   Section 3.15   Transaction Fees; Opinions of Financial Advisors...........................................30

   Section 3.16   Labor Matters..............................................................................30

   Section 3.17   Material Contracts.........................................................................32

   Section 3.18   Required Vote; Board Approval; State Takeover Statutes.....................................34

   Section 3.19   Tax Matters................................................................................35

   Section 3.20   Title to Property..........................................................................35

   Section 3.21   Environmental Matters......................................................................36

   Section 3.22   Absence of Agreements......................................................................36

   Section 3.23   Insurance..................................................................................37

   Section 3.24   Company Material Adverse Effect............................................................37

   Section 3.25   Disclosure Documents.......................................................................37

   Section 3.26   No Dissenters Rights.......................................................................38

   Section 3.27   Company Expenses...........................................................................38

Article 4. Representations and Warranties of Manpower and Merger Sub.........................................38

   Section 4.1    Corporate Existence and Power..............................................................38

   Section 4.2    Corporate Authorization....................................................................39

   Section 4.3    Governmental Authorization.................................................................39

   Section 4.4    Non-Contravention..........................................................................40

   Section 4.5    Capitalization.............................................................................40

   Section 4.6    Subsidiaries...............................................................................41

   Section 4.7    Manpower SEC Documents.....................................................................42

   Section 4.8    Financial Statements; No Material Undisclosed Liabilities..................................42

   Section 4.9    Absence of Certain Changes.................................................................43

   Section 4.10   Litigation.................................................................................43

   Section 4.11   Taxes......................................................................................44

   Section 4.12   Compliance with Laws; Licenses, Permits and Registrations..................................44

   Section 4.13   Board Approval.............................................................................46

   Section 4.14   Ownership of Merger Sub; No Prior Activities...............................................46

   Section 4.15   Disclosure Documents.......................................................................46

   Section 4.16   Tax Matters................................................................................47

   Section 4.17   Manpower Material Adverse Effect...........................................................47

Article 5. Covenants.........................................................................................47

   Section 5.1    Conduct of Business by the Company Pending the Closing.....................................47

   Section 5.2    Conduct of Business of Manpower............................................................51

   Section 5.3    Cooperation................................................................................52

   Section 5.4    Shareholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus.52

   Section 5.5    [Reserved].................................................................................54

   Section 5.6    Access to Information; Confidentiality.....................................................55

   Section 5.7    No Solicitation of Transactions............................................................56

   Section 5.8    Appropriate Action; Consents; Filings......................................................59

   Section 5.9    Control of Other Party's Business..........................................................60

   Section 5.10   Certain Notices............................................................................60

   Section 5.11   Public Announcements.......................................................................61

   Section 5.12   Stock Exchange Listing.....................................................................61

   Section 5.13   Section 16 Matters.........................................................................61

   Section 5.14   Employee Benefit Matters...................................................................62

   Section 5.15   Company Headquarters.......................................................................62

   Section 5.16   Indemnification of Directors and Officers..................................................62

   Section 5.17   Takeover Statutes..........................................................................63

   Section 5.18   Employee Stock Purchase Plans..............................................................64

   Section 5.19   Adoption of Plan of Reorganization; Tax Actions............................................64

   Section 5.20   Company Adoption of Plan of Reorganization.................................................65

   Section 5.21   Affiliates.................................................................................65

   Section 5.22   Expenses...................................................................................65

   Section 5.23   Letter of Company's Accountants............................................................65

Article 6. Closing Conditions................................................................................66

   Section 6.1    Conditions to Obligations of Each Party to Effect the Merger...............................66

Article 7. Termination, Amendment and Waiver.................................................................67

   Section 7.1    Termination................................................................................67

   Section 7.2    Effect of Termination......................................................................69

   Section 7.3    Amendment..................................................................................71

   Section 7.4    Waiver.....................................................................................71

Article 8. General Provisions................................................................................71

   Section 8.1    Non-Survival of Representations and Warranties.............................................71

   Section 8.2    Notices....................................................................................72

   Section 8.3    Certain Definitions........................................................................73

   Section 8.4    Terms Defined Elsewhere....................................................................79

   Section 8.5    Headings...................................................................................82

   Section 8.6    Severability...............................................................................83

   Section 8.7    Entire Agreement...........................................................................83

   Section 8.8    Assignment.................................................................................83

   Section 8.9    Parties in Interest........................................................................83

   Section 8.10   Mutual Drafting............................................................................83

   Section 8.11   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury............................84

   Section 8.12   Disclosure.................................................................................85

   Section 8.13   Counterparts...............................................................................85

   Section 8.14   Specific Performance.......................................................................85

                                       iv

         AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2003 (this "Agreement"), by and among Manpower Inc., a Wisconsin corporation ("Manpower"), Hoosier Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Manpower ("Merger Sub"), and Right Management Consultants, Inc., a Pennsylvania corporation (the "Company").

         WHEREAS, the Special Committee (the "Special Committee") of the Company's Board of Directors (the "Company Board") has recommended to the Company Board that the Company Board should approve, and the Company Board, Manpower's Board of Directors (the "Manpower Board") and Merger Sub's Board of Directors have approved, and have deemed it advisable and in the best interests of their respective shareholders that Merger Sub make an exchange offer (the "Offer") to exchange shares of Manpower Common Stock for shares of Company Common Stock and have approved, and have deemed it advisable and in the best interests of their respective shareholders to consummate, the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL"); and

         WHEREAS, subsequent to the recommendation of this Agreement by the Special Committee and the approval by the Company Board and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Manpower and Merger Sub to enter into this Agreement, Manpower has entered into a Tender and Voting Agreement with each shareholder listed on
Schedule I to such Tender and Voting Agreement (the "Tender and Voting Agreement") pursuant to which each such shareholder has agreed to tender all of the shares of Company Common Stock beneficially owned by such shareholder in the Offer and to vote any shares of Company Common Stock not tendered in the Offer in favor of the Merger; and

         WHEREAS, it is intended that, for United States federal income tax purposes, (i) the Offer and the Merger (together, the "Transaction") shall be treated as an integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) this Agreement shall constitute a plan of reorganization within the meaning of the regulations promulgated under Section 368(a) of the Code; and

         WHEREAS, Manpower, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

         WHEREAS, certain capitalized terms used herein are defined in Section
8.3 or are elsewhere defined herein and referred to in Section 8.4;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   Article 1.

                            The Offer and the Merger

         Section 1.1 The Offer

                  Section 1.1.1 Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof, Merger Sub shall, as promptly as practicable after the date hereof (and shall use commercially reasonably efforts to, within ten (10) Business Days after the date hereof), commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. Each share of Company Common Stock accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive that number of shares of Manpower Common Stock equal to $18.75 divided by the Average Trading Price (rounded to the fourth decimal place); provided, however, that if the number of shares so calculated (1) is greater than 0.4497, then such number shall be reduced to
0.4497 (the "Fixed Exchange Rate"), or (2) is less than 0.3680, then such number shall be increased to 0.3680; and provided, further, that if the Average
Trading Price is less than $37.80, then Manpower shall have the option, but not the obligation, to issue an additional number of shares of Manpower Common Stock (the "Additional Shares") for each share of Company Common Stock such that the sum of (a) the product of the Fixed Exchange Rate and the Average Trading Price and (b) the product of the Additional Shares and the Average Trading Price shall equal $17.00 (such number of shares of

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Manpower Common Stock, as adjusted if applicable, and the number of Additional
Shares are hereinafter collectively referred to as the "Exchange Rate"). If, prior to 12:00 noon New York time on the first trading day preceding the Appointment Time, Manpower has, by written notice to the Company, elected to exercise its option to issue the Additional Shares, then the Company shall not have the right to terminate this Agreement pursuant to Section 7.1.7. The initial expiration date of the Offer shall be the twentieth Business Day following commencement of the Offer. The obligations of Merger Sub to accept for exchange and exchange the number of shares of Manpower Common Stock for shares of Company Common Stock shall be subject to the condition (the "Minimum Condition") that there shall be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock (including shares of Company Common Stock tendered pursuant to the Tender and Voting Agreement) which, together with the shares of Company Common Stock then owned by Manpower and Merger Sub (if any), immediately prior to acceptance for exchange of shares of Company Common Stock pursuant to the Offer, represents at least a majority of the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to such acceptance, and (ii) a number of shares of Company Common Stock determined by Manpower up to a maximum of the total number of shares of Company Common Stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities outstanding on the date hereof (such sum of shares is hereinafter referred to as the "Diluted Share Amount"), and to the other conditions set forth in Annex I hereto. Manpower and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which (A) decreases the number of shares of Company Common Stock sought in the Offer, (B) changes the form or amount of consideration to be paid, (C) imposes conditions to the Offer in addition to those set forth in Annex I, (D) changes or waives the Minimum Condition or any of the conditions set forth in clauses (2), (3), (4), (5) or (6) of the first paragraph of Annex I, provided, that if the Company delivers to Manpower the Company's written consent to the waiver of clauses (5) and (6) of the first paragraph of Annex I, then Manpower and Merger Sub shall be deemed to have waived clauses (5) and (6) of the first paragraph of Annex I, (E) changes the expiration date of the Offer (except as set forth in the following two sentences), or (F) makes any other change to any of the terms and conditions to the Offer which is adverse in any material respect to the holders of shares of Company Common

Stock. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for exchange all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1.1) and shall exchange all such shares of Company Common Stock for shares of Manpower Common Stock as provided herein promptly after acceptance; provided, however, that (x) Merger Sub may extend the Offer for successive extension periods not in excess of ten
(10) Business Days per extension up to the Outside Date if, at the then scheduled expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the SEC or NYSE. In addition, Merger Sub may extend the Offer after the acceptance of shares of Company Common Stock thereunder for a further period of time (not to exceed twenty (20) Business Days) by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act (the "Extended Offer") if, as of such date, shares of Company Common Stock representing less than 80% of the Diluted Share Amount have been tendered. If an Extended Offer is made, Merger Sub shall immediately accept for exchange all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Extended Offer as they are tendered and shall exchange all such shares of Company Common Stock for shares of Manpower Common Stock as provided herein promptly after acceptance. In this Agreement other than in this Article 1, the term "Offer" shall include the Extended Offer. Manpower will announce the Exchange Rate with respect to each share of Company Common Stock that is to be exchanged in the Offer by 9:00 a.m. New York City time on the trading day immediately preceding the Appointment Time. No fraction of a share of Manpower Common Stock will be issued in connection with the exchange of Manpower Common Stock for shares of Company Common Stock upon consummation of the Offer, but in lieu thereof each tendering shareholder who would otherwise be entitled to receive a fraction of a share of Manpower Common Stock (after aggregating all fractional shares of Manpower Common Stock that otherwise would be received by such Company Shareholder) in the Offer shall receive from Manpower an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Average Trading Price.

                  Section 1.1.2 As promptly as practicable after the date of this Agreement, Manpower shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Manpower Common Stock pursuant to the Offer (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Offer, Manpower and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal and summary advertisement, if any (together with any supplements or amendments thereto, collectively the "Offer Documents"), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock. Manpower shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer. As soon as practicable after the date of this Agreement, the Company shall furnish to Manpower and Merger Sub all information concerning the Company, the Company's Subsidiaries and the Company's Shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1.2. Manpower, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Manpower and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its legal advisors shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to their being filed with the SEC or disseminated to holders of shares of Company Common Stock. Manpower agrees to provide the Company and its legal advisors with any comments Manpower, Merger Sub or their legal advisors may receive in writing from the SEC or its staff with respect to the Offer Documents as soon as practicable after receipt of such written comments.

         Section 1.2 Company Action

                  Section 1.2.1 As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") which shall include the written opinions of UBS Securities LLC ("UBS") and J.P. Morgan Securities Inc. ("J.P. Morgan") referred to in Section 3.15.2 hereof and, subject to Section 5.7 hereof, shall include the Recommendations. As soon as practicable after the date of this Agreement, Manpower shall furnish to the Company all information concerning Manpower, Manpower's Subsidiaries and Manpower's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.2.1. Subject to Section 5.7 hereof, the Company hereby consents to the inclusion of the Recommendations in the Offer Documents and agrees that none of the Recommendations shall be withdrawn, modified or changed in a manner adverse to Manpower or Merger Sub, and no resolution by the Company Board, the Special Committee or any other committee of the Company Board to withdraw, modify or change any of the Recommendations in a manner adverse to Manpower or Merger Sub shall be adopted or proposed. Notwithstanding the foregoing, prior to the Appointment Time, the Company Board or the Special Committee may withhold, withdraw, modify or change in a manner adverse to Manpower, or fail to make, the Recommendations solely in accordance with the terms of Section 5.7 hereof. The Company, Manpower and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Manpower and its legal advisors shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of shares of Company Common Stock. The Company agrees to provide Manpower and its legal advisors with any comments the Company or its legal advisors receives in writing from the SEC or its staff with respect to the Schedule 14D-9 as soon as practicable after receipt of such written comments.

                  Section 1.2.2 The Company will promptly furnish Manpower and Merger Sub with a list of its shareholders, mailing labels and any available listings or computer files containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Manpower and Merger Sub such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Manpower or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Manpower and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

         Section 1.3 Directors

                  Section 1.3.1 Effective upon the first acceptance for exchange by Merger Sub of shares of Company Common Stock pursuant to the Offer (the "Appointment Time"), Manpower shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of shares of Company Common Stock owned by Manpower or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action reasonably necessary to cause Manpower's designees to be elected or appointed to the Company Board, including, without limitation, at the option of Manpower, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company Board shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy who shall be deemed to be a

Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of Manpower or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Manpower's designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive compliance with any of the agreements or conditions contained herein for the benefit of the Company or Company Shareholders or any of its or their rights, benefits or remedies hereunder, (c) extend the time for performance of Manpower's and Merger Sub's respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the Company Shareholders (other than Manpower, Merger Sub and their affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

                  Section 1.3.2 The Company's obligations to appoint designees of Manpower to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l. Manpower will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         Section 1.4 The Merger. Upon the terms (including, without limitation,
Section 5.4 hereof) and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the PBCL, Merger Sub, at the Effective Time, shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         Section 1.5 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the

Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with the relevant provisions of, the PBCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

         Section 1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.7 Articles of Incorporation; By-laws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time.

         Section 1.8 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

         Section 1.9 Tax Free Reorganization. The Transaction is intended to be treated as an integrated transaction and to qualify as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a plan of reorganization within the meaning of the regulations promulgated under Section 368(a) of the Code.

                                   Article 2.

               Conversion of Securities; Exchange of Certificates

         Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the record holders of shares of Company Common Stock (the "Company Shareholders"):

                  Section 2.1.1 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), shall be converted, subject to Section 2.1.4, into the right to receive that number of validly issued, fully paid and nonassessable (except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, including predecessor statutes and judicial interpretations thereof) shares of Manpower Common Stock equal to the Exchange Rate. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the applicable Merger Consideration. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration without interest, upon surrender of such certificates in accordance with the provisions of Section 2.2. The term "Merger Consideration" means, for a share or number of shares of Company Common Stock held by a Company Shareholder, the number of Manpower Shares determined as described in the first sentence of this subsection and as provided in Section 2.1.4, plus any cash in lieu of fractional shares of Manpower Common Stock as provided in Section 2.1.4, in respect of such share or shares. The term "Manpower Shares" means the shares of Manpower Common Stock constituting the Merger Consideration.

                  Section 2.1.2 Each share of Company Common Stock held by Manpower, Merger Sub, any wholly-owned Subsidiary of Manpower or Merger Sub, in the treasury of the Company or by any wholly-owned Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  Section 2.1.3 Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  Section 2.1.4 No fractional shares of Manpower Common Stock shall be issued in the Merger. All fractional shares of Manpower Common Stock that a Company Shareholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such Company Shareholder shall be entitled to receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent) without interest determined by multiplying the Average Trading Price by the fraction of a share of Manpower Common Stock to which such Company Shareholder would otherwise have been entitled.

         Section 2.2 Exchange of Certificates.

                  Section 2.2.1 Prior to the Effective Time, Manpower shall deposit, or shall cause to be deposited, with Mellon Investor Services or another bank or trust company designated by Manpower (the "Exchange Agent"), for the benefit of the Company Shareholders, for exchange in accordance with this
Article 2 through the Exchange Agent, certificates representing the Manpower Shares. Manpower agrees to make available to the Exchange Agent from time to time as needed and promptly following a request therefor from the Exchange Agent, cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.1.4. Any cash and certificates of Manpower Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Manpower will pay all fees and expenses of the Exchange Agent.

                  Section 2.2.2 Promptly after the Effective Time, Manpower and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (each a "Certificate"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Manpower and the Company may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

                  Section 2.2.3 Upon surrender to the Exchange Agent of a Certificate or Certificates, together with such letter of transmittal duly executed by the holder of record thereof, the holder of record of such Certificate or Certificates shall be entitled to receive in exchange therefor the Merger Consideration that such Company Shareholder has the right to receive under this Article 2, and such Certificate or Certificates shall forthwith be canceled. If any Merger Consideration is to be paid to a Person other than the Company Shareholder in whose name the surrendered Certificate is registered, it shall be a condition of exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange by a Person other than the holder of record of the Certificate surrendered or such Person shall establish to the satisfaction of Manpower that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent, for all purposes, the right only to receive upon such surrender the Merger Consideration in respect of the number of shares of Company Common Stock evidenced by such Certificate.

                  Section 2.2.4 Any portion of the Exchange Fund which remains undistributed to the Company Shareholders for six months after the Effective Time shall be delivered to Manpower upon demand, and any Company Shareholders who have not theretofore complied with this Article 2 shall thereafter look only to Manpower to claim the Merger Consideration, without any interest thereon.

                  Section 2.2.5 No dividends or other distributions that are declared on or after the Effective Time on Manpower Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to the Company Shareholders entitled by reason of the Merger to receive certificates representing Manpower Common Stock until such Company Shareholders surrender their Certificates, as provided in this Section 2.2. Subject to the effect of applicable Law, there shall be paid to the holder of record of the certificates representing such Manpower Common Stock (or, if applicable under Section 2.2.3, the other Person) (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Manpower Common Stock having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Manpower Common Stock having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Company Shareholder or other Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

                  Section 2.2.6 Neither Manpower nor the Company shall be liable to any Company Shareholder for any Merger Consideration properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  Section 2.2.7 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Manpower, the posting by such Person of a bond, in such amount as Manpower may direct, as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration which the holder thereof would have been entitled to receive in respect of such lost, stolen or destroyed Certificate pursuant to Section 2.2.3, without any interest thereon, together with any amounts then payable pursuant to
Section 2.2.5.

                  Section 2.2.8 All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the rights, if any, under Section 2.2.5).

         Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter, there shall be no further registration of transfers of shares of Company Common Stock then outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or

Manpower for any reason shall be converted into the Merger Consideration in accordance with this Article 2.

         Section 2.4 Stock Options.

                  Section 2.4.1 At the Effective Time, Manpower will assume the option plans listed in Section 3.12 of the Company Disclosure Schedule (the "Company Option Plans") and all of the Company's obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Company Option Plans (each, a "Company Option") shall be deemed to constitute a fully vested and immediately exercisable option to acquire, on the same terms and conditions as were applicable under such Company Option (including, without limitation, the time periods allowed for exercise), a number of shares of Manpower Common Stock equal to the product of the Exchange Rate and the number of shares subject to such Company Option, provided that any fractional shares of Manpower Common Stock resulting from such calculation shall be rounded to the nearest whole share), at an exercise price per share of Manpower Common Stock equal to the aggregate exercise price for the shares of Company Common Stock subject to such Company Option divided by the number of shares of Manpower Common Stock subject to such assumed Company Option.

                  Section 2.4.2 Manpower shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Manpower Common Stock for delivery upon exercise of the Company Options adjusted in accordance with this Section 2.4. Manpower shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, not later than 5:30 p.m. New York time on the Closing Date, with respect to the Manpower Common Stock subject to such Company Options, shall cause such registration statement or registration statements to become effective as promptly as practicable after filing, and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Company Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, Manpower shall administer the Company Option Plans assumed pursuant to this Section 2.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Option Plans complied with such rule prior to the Merger.

                  Section 2.4.3 As soon as practicable after the Effective Time, and in no event later than five (5) Business Days thereafter, Manpower shall deliver to the holders of Company Options appropriate notices setting forth, among other things, the number of shares of Manpower Common Stock subject to options held by such holders pursuant to the operation of this Section 2.4 and the rights of such holders with respect to such options.

         Section 2.5 Adjustments to Exchange Rate. If, between the date of this Agreement and the Effective Time, the outstanding shares of Manpower Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Rate and any other calculation based on or relating to the Manpower Common Stock or the Company Common Stock, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares such that there shall be the same economic effect as contemplated by this Agreement if such event had not occurred.

         Section 2.6 Withholding Rights. Manpower or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement to any Company Shareholder or other Person such amounts as Manpower or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law with respect to the making of such payment, and shall pay all amounts so deducted and withheld for the account of, or for the benefit of, the applicable holder on or prior to the date such amounts are required to be paid to the applicable Tax authority or Governmental Entity. To the extent that amounts are so withheld by Manpower or the Exchange Agent, and paid as aforesaid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or other Person in respect of which such deduction and withholding was made.

         Section 2.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (A) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, Permits, licenses or assets of either of the Company or Merger Sub, or (B) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, Permits or assets of the Company or Merger Sub, as the case may be, and otherwise to carry out the purposes of this Agreement.

         Section 2.8 Closing. Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, PA 19103 at 10:00 a.m., local time, on the second Business Day after all of the closing conditions set forth in Article 6 have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions)(in any event, the "Closing Date"), unless otherwise provided by the mutual agreement, in writing, of Manpower, Merger Sub and the Company. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article 6 by either Manpower, Merger Sub or the Company.

                                   Article 3.

                  Representations and Warranties of the Company

         Except as disclosed in the Company Disclosure Schedule delivered by the Company to Manpower prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific section references, the Company represents and warrants to Manpower as set forth below.

         Section 3.1 Corporate Existence and Power. The Company is duly incorporated, validly subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority and is in possession of all franchises, grants, Permits, and orders ("Company Approvals") required to own, lease and operate its properties and assets and to carry on its business as now being conducted, and the Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals, except where the failure to have such power and authority and to possess such Company Approvals, or such revocations or modifications would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a complete, true and correct copy of the Company Organizational Documents, as amended to date, to Manpower. The Company Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents. The minute books of the Company contain true and accurate minutes or consents in all material respects of all meetings and other corporate actions held or taken since October 1, 2001, of its shareholders and the Company Board (including committees of the Company Board other than the Special Committee).

         Section 3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company's corporate powers and, except for the Company Shareholder Approval (unless Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL applies) and the filing and recordation of the Articles of Merger in accordance with the PBCL, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Special Committee has unanimously recommended this Agreement to the Board, and the Company Board has unanimously approved this Agreement and has resolved to recommend that the Company Shareholders accept the Offer and vote their shares of Company Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Manpower and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the PBCL; (b) compliance with any applicable requirements of the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or Blue Sky Laws; and (e) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Offer, and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not
(a) contravene or conflict with the Company Organizational Documents or the Organizational Documents of any Company Subsidiary, (b) assuming compliance with the matters referred to in Section 3.3(a)-(d), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become such a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, or (d) result in the creation or imposition of any Lien on any of the properties or assets of the Company or any

Company Subsidiary, other than, in the case of clauses (b), (c) and (d), any such contraventions, conflicts, violations, breaches, defaults, creations, impositions or other occurrences that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.5 Capitalization.

                  Section 3.5.1 The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.01 par value per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, no par value ("Company Preferred Stock"). As of December 9, 2003, (i) 22,824,409 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Company shareholder, (ii) 4,374,759 shares of Company Common Stock are held by the Company in its treasury, (iii) 11,643,750 shares of Company Common Stock are reserved for issuance under Company Option Plans, including 5,072,748 shares of Company Common Stock subject to Company Options outstanding as of the date hereof (whether or not exercisable), and (iv) no shares of Company Preferred Stock are issued or outstanding. Except as set forth in the Company Disclosure Schedule, since December 31, 2002, the Company has not declared or paid any dividend or distribution in respect of its Equity Interests and has not repurchased or redeemed any shares of Company Common Stock, and the Company Board has not resolved to do any of the foregoing. Except as set forth in the Company Disclosure Schedule, there are no outstanding restricted shares of Company Common Stock that were granted under a Company Option Plan and the per share purchase price of the shares of Company Common Stock subject to each Company Option is not less than 100% of the fair market value per share of Company Common Stock on the date of grant of such Company Option.

                  Section 3.5.2 Except as set forth in this Section 3.5 or the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation, voting agreements or arrangements, relating to the issued or unissued capital stock or other Equity Interests of the Company or obligating the Company to issue or sell any shares of capital stock or other Equity Interests of, or other Equity Interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

                  Section 3.5.3 The Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options as of the date of this Agreement, which list sets forth the names of the holders thereof and the exercise price thereof, the number of shares of Company Common Stock subject thereto, the schedule of vesting (including any acceleration of vesting that may result from this Agreement or the transactions contemplated hereby), the governing Company Option Plan with respect thereto and the expiration date thereof.

         Section 3.6 Subsidiaries.

                  Section 3.6.1 Each Company Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority and is in possession of all franchises, grants, Permits, and orders ("Company Subsidiary Approvals") required to own, lease or operate its properties and assets and to carry on its business as now being conducted, and no Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Subsidiary Approvals, except where the failure to have such power and authority or to possess such Company Subsidiary Approvals, or such revocations or modifications would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 3.6.2 The Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries and the total number of authorized, issued and outstanding Equity Interests of each such Company Subsidiary. Each of the outstanding Equity Interests of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Company Subsidiary shareholder or other equity holder. Each of the outstanding Equity Interests of each Material

Company Subsidiary (i) were issued in compliance with all applicable federal, state and foreign securities Laws, and (ii) except as set forth in the Company Disclosure Schedule, are owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Company's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in the Company Disclosure Schedule, all of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company. Except as set forth in the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation, voting agreements or arrangements, relating to the issued or unissued Equity Interests of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests of, or other Equity Interests in, any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business.

                  Section 3.6.3 The Company has made available to Manpower complete, true and correct copies of the Organizational Documents, as amended to date, of each Company Subsidiary. The Organizational Documents of each Company Subsidiary are in full force and effect. No Company Subsidiary is in violation of any of the provisions of its Organizational Documents, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Material Company Subsidiaries have maintained organizational records as a corporation or other legal entity in compliance with the Laws or practices in their respective jurisdictions of organization since October 1, 2001 or since becoming a Subsidiary of the Company, whichever is shorter.

         Section 3.7 Company SEC Documents.

                  Section 3.7.1 The Company has filed all forms, reports, filings, registration statements, prospectuses and other documents required to be filed by it with the SEC since January 1, 2001 (the "Company SEC Documents"). No Company Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC.

                  Section 3.7.2 As of its filing date, each Company SEC Document was filed on a timely basis and complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                  Section 3.7.3 No Company SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 3.8 Financial Statements; No Material Undisclosed Liabilities.

                  Section 3.8.1 Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                  Section 3.8.2 There are no liabilities or obligations of the Company or any Company Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, due or to become due, determined, determinable or otherwise, other than: (i) liabilities or obligations fully reflected or reserved against on the Company's consolidated balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 or described in the notes thereto or in the Company's consolidated balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Third Quarter Balance Sheet") or described in the notes thereto; (ii) liabilities or obligations not required by GAAP to be disclosed or provided for in the Third Quarter Balance Sheet and that were incurred in the ordinary course of business consistent with past practice and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) liabilities or obligations incurred after September 30, 2003 in the ordinary course of business consistent with past practice that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) liabilities or obligations that arise under this Agreement.

         Section 3.9 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since September 30, 2003, except as otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary have conducted their business in the ordinary course consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) affecting the business, properties or assets of the Company or any Company Subsidiary that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (b) any change by the Company in its accounting methods, principles or practice (other than changes required by GAAP); (c) other than in the ordinary course of business consistent with past practice, any sale of a material amount of assets of the Company and the Company Subsidiaries; (d) any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability; (e) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (f) any revaluation by the Company of any of its assets in any material respect; (g) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary; (h) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of January 1, 2003 (which amounts have been previously disclosed to Manpower), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (other than salary increases not to executive officers or bonuses paid to executive officers and other employees in the ordinary course of business and consistent with past practice); or (i) any action, event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.10 Litigation. Neither the Company nor any of the Company Subsidiaries is party to any Claim, and there is no Claim pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets, properties or employees as to which there is a reasonable probability of an adverse determination and which, if adversely determined, that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to any Claim, and there is no Claim pending, or to the knowledge of the Company threatened, challenging this Agreement or the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary nor any of their respective properties, assets or employees is or are subject to any order, writ, judgment, injunction, regulatory restriction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.11 Taxes.

                  Section 3.11.1 (a) All material Tax returns, statements, reports and forms required to be filed with the IRS or any other Governmental Entity or taxing authority, domestic or foreign, including without limitation, consolidated, combined and unitary tax returns (collectively, the "Company Returns") by, or with respect to, the Company and each Company Subsidiary have been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid and discharged all material Taxes due and payable whether or not shown as being due on any Company Return (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Third Quarter Balance Sheet), and, as of the time of filing, the Company Returns were true, correct and complete in all material respects; (c) the charges, accruals and reserves for Taxes with respect to the Company and each Company Subsidiary that are reflected on the Third Quarter Balance Sheet are adequate under GAAP to pay the Tax liabilities accruing through the date thereof; (d) there is no action, suit, proceeding, audit or Claim now pending or proposed in writing, or to the Company's knowledge, orally, against the Company or any Company

Subsidiary in respect of any Taxes that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (e) neither the Company nor any Company Subsidiary is party to, bound by or has any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates them to make any payment with respect to or computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than the Company and the Company Subsidiaries), and no tax indemnities given by the Company or any Company Subsidiary in connection with a sale of stock or assets remain in effect; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary other than with respect to Taxes not due and payable; (g) neither the Company nor any Company Subsidiary (i) that is a domestic corporation as defined in Section 7701 of the Code is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (i) neither the Company nor any Company Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the Code that could affect the Company or a Company Subsidiary in a Tax period or portion thereof beginning after the Effective Time; (j) neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481(a) of the Code for a Tax period or portion thereof beginning after the Effective Time by reason of a change in accounting method or transaction that occurs prior to Closing; (k) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that has not been settled; and (l) neither the Company nor any Company Subsidiary has received a ruling or entered into an agreement with a taxing authority that would reasonably be likely to have a Company Material Adverse Effect.

         Section 3.12 Employee Benefits.

                  Section 3.12.1 The Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of

ERISA), and all stock purchase, stock option, restricted stock, severance, employment, retiree medical, life insurance, supplemental retirement, change-in-control, termination, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, (i) which are contributed to, sponsored by or maintained by the Company or any Company Subsidiary, or (ii) under which the Company or any Company Subsidiary has any present or future liability (each such plan, agreement, contract, program, policy and arrangement, a "Company Plan"). Notwithstanding the foregoing, the Company shall not be required to list on the Company Disclosure Schedule any Company Plan that is maintained outside the jurisdiction of the United States or that covers any employee residing or working outside of the United States (a "Foreign Benefit Plan") unless that plan
(x) benefits primarily senior executive employees or former senior executive employees (excluding any individual agreement), (y) is a defined benefit type pension plan, or (z) provides medical benefits following termination of employment other than in accordance with applicable Law (a "Material Foreign Benefit Plan").

                  Section 3.12.2 With respect to each Company Plan, other than a Foreign Benefit Plan that is not a Material Foreign Benefit Plan, the Company has provided to Manpower a current, accurate and complete copy (or a description if such Company Plan is not in writing) thereof and, to the extent applicable:
(i) any related trust agreement or other funding instrument; (ii) the most recently issued IRS determination letter and the materials submitted to obtain that letter, if applicable (and, if materials have been submitted to obtain a GUST determination letter but that letter has not been issued prior to the date hereof, the materials submitted to obtain the GUST determination letter); (iii) any summary plan description and summary of material modifications; (iv) the Form 5500 and attached schedules, if applicable, for the three latest completed plan years; and (v) the actuarial and financial statements for the three latest completed plan years, if required to be prepared under applicable Law.

                  Section 3.12.3 Except as disclosed in the Company Disclosure Schedule, no member of the Company's "controlled group," within the meaning of
Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA

("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section 3(37) of ERISA. Except as disclosed in the Company Disclosure Schedule, none of the Company Plans obligates the Company or any of the Company Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement that would be a "parachute payment" within the meaning of such term under Section 280G of the Code. Except as disclosed in the Company Disclosure Schedule, or as required by COBRA or other applicable Law, none of the Company Plans provides for or promises medical, disability or life insurance benefits to any retired employee of the Company or any Company Subsidiary.

                  Section 3.12.4 Except as disclosed in the Company Disclosure Schedule, each Company Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, except where such violations of applicable Law would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Company Disclosure Schedule, to the knowledge of the Company, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

                  Section 3.12.5 Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Company Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS that it is so qualified, and, except as disclosed in the Company Disclosure Schedule, the Company is not aware of any fact or event that could reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as disclosed in the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

                  Section 3.12.6 Except for matters disclosed in the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has not incurred any material liability for any civil penalties arising under Section 502 of ERISA or for any excise tax arising under Sections 4971 through 4980F of the Code, and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

                  Section 3.12.7 In all material respects, all contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates.

                  Section 3.12.8 Except as set forth in the Company Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or any change in employee participation or coverage under, any Company Plan that would increase in any material respect the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                  Section 3.12.9 Except as set forth in the Company Disclosure Schedule, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Company Subsidiary; and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans, which are not Material Foreign Benefit Plans, that has not been disclosed in the Company Disclosure Schedule.

                  Section 3.12.10 Except as set forth in the Company Disclosure Schedule, the Company has not established any trust for funding any Company Plan (not including any Foreign Benefit Plan). The Company has fully funded to an account maintained in the Company's name all employee contributions and any required or discretionary matching employer contributions required under the Company's Deferred Compensation Plan for Select Employees, as amended May 2, 2002.

                  Section 3.12.11 The Company Options have been authorized, approved and granted in accordance with the requirements set forth in Treasury Regulation

1.162-27(e)(2)(vi) such that any amount of any compensation deduction to the Company resulting from the exercise of any Company Option will not be limited by Code Section 162.

         Section 3.13 Compliance with Laws; Licenses, Permits and Registrations.

                  Section 3.13.1 Other than Environmental Laws, which are covered in Section 3.21, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, or has violated, (i) any Laws applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary or any of their respective properties or assets is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 3.13.2 Other than environmental Permits, which are covered in Section 3.21, the Company and each Company Subsidiary have all Permits under all Laws and from all Governmental Entities necessary to carry on their respective businesses as currently conducted, except where the failure to have any Permit would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 3.13.3 The Company, and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied in all material respects with (A) the applicable provisions of Sarbanes-Oxley and (B) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report filed by the Company with the SEC since August 29, 2002, the Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by Sarbanes-Oxley, and the statements contained in each such certification were complete and correct when made.

         Section 3.14 Intellectual Property. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in the Company Disclosure Schedule, the Company and each Company Subsidiary own or have a valid license or other right to use each trademark, service mark, trade name, domain name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right used in the business of the Company and each Company Subsidiary, as currently conducted (collectively, the "Company Intellectual Property"). Except as set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice of infringement of or challenge to, and there are no Claims pending, or to the knowledge of the Company threatened, with respect to the rights of others to the use of, any Company Intellectual Property that if determined adversely to the Company would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.15 Transaction Fees; Opinions of Financial Advisors.

                  Section 3.15.1 Except for UBS and J. P. Morgan, whose fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company, the Special Committee or any Company Subsidiary which is entitled to any fee or commission from the Company, the Special Committee, any Company Subsidiary, Manpower or any of their respective affiliates upon consummation of the Offer or Merger or the other transactions contemplated by this Agreement. The Company has heretofore furnished to Manpower complete and correct copies of all agreements, as amended through the date hereof, between the Company, a Company Subsidiary or the Special Committee, on the one hand, and UBS or J.P. Morgan, on the other hand, pursuant to which either such firm would be entitled to any payment relating to the Offer, the Merger and the other transactions contemplated by this Agreement.

                  Section 3.15.2 The Company Board and the Special Committee have received the written opinions of UBS and J.P. Morgan, each dated as of the date hereof, to the effect that, as of such date, and subject to the qualifications stated therein, the consideration to be received by the Company Shareholders pursuant to the Offer and the Merger is fair to the Company Shareholders from a financial point of view. The Company will promptly, after the date of this Agreement, deliver a copy of such written opinions to Manpower.

         Section 3.16 Labor Matters.

                  Section 3.16.1 The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, wages and hours, and any other Law applicable to any current or former employee or director of the Company or any Company Subsidiary (each a "Company Employee"), or the independent contractors and consultants of the Company and the Company Subsidiaries (collectively, the "Company Independent Contractors"), or other Persons providing services to the Company or any Company Subsidiary, including, without limitation, all Laws concerning the classification of employees and independent contractors. Each of the Company and the Company Subsidiaries has withheld all material amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees, and none of the Company and the Company Subsidiaries is liable for any material arrears of wages or any penalty for failure to timely pay wages.

                  Section 3.16.2 To the Company's knowledge, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant applicable to a former employer relating (i) to the right of any such Person to be employed or retained by the Company or any Company Subsidiary, or (ii) to the use by or for the benefit of any of the Company or a Company Subsidiary of the trade secrets, intellectual property, or confidential or proprietary information of others. To the knowledge of the Company, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation in any material respect of any term of any employment contract, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to the business of the Company or any Company Subsidiary, except for such violations which have been cured prior to the date of this Agreement.

                  Section 3.16.3 The Company and the Company Subsidiaries have provided Manpower with true, complete and correct copies of all written employment, management, change of control or severance agreements or arrangements which have been entered into between the Company and any Company Subsidiary, on the one hand, and any Company Employee, on the other hand, including any amendments thereto, and a list of any current officer of the Company or a Company Subsidiary or any other employee of the Company or a Company Subsidiary with a level of annual compensation that is in excess of $200,000 per year for the year ended December 31, 2002. Other than as expressly set forth in such agreements or amendments, there have been no changes, and there are no proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any of such Company Employees.

                  Section 3.16.4 There are no strikes, slowdowns, work stoppages, lockouts, union organizing activities or other material labor controversies pending or, to the knowledge of the Company, threatened by or between the Company or any Company Subsidiary and any Company Employee. Except as required by the Laws of a foreign jurisdiction, neither the Company nor any Company Subsidiary has recognized a trade union or is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

         Section 3.17 Material Contracts.

                  Section 3.17.1 The Company Disclosure Schedule sets forth the following contracts, undertakings, commitments, licenses or agreements, written or verbal, to which the Company or any Company Subsidiary is a party or which are applicable to any of their respective assets or properties (true and complete copies (or written summaries, if verbal) of which have been made available to Manpower prior to the date hereof) other than those contracts or agreements listed as exhibits in the Company's Form 10-K for the fiscal year ended December 31, 2002 (each such contract or agreement as is required to be set forth in the Company Disclosure Schedule, together with all contracts and agreements of the Company or any Company Subsidiary listed or required to be listed as exhibits in the Company's Form 10-K for the fiscal year ended December 31, 2002, being a "Material Contract"):

                           Section 3.17.1.1 promissory notes, loan agreements,
indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, and any agreements or instruments pursuant to which any cash of the Company or any Company Subsidiary is held in escrow or its use by the Company or any Company Subsidiary is otherwise restricted, in each case in an amount of more than $1,000,000;

                           Section 3.17.1.2 all contracts involving a value of
more than $1,000,000 pursuant to which any material property or assets of the Company or any Company Subsidiary is subject to a Lien;

                           Section 3.17.1.3 joint venture, alliance, affiliation
or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop or market any products or services on behalf of, or together with, the Company or any Company Subsidiary or receive referrals of business from, or provide referrals of business to, the Company or any Company Subsidiary;

                           Section 3.17.1.4 executory contracts for the
acquisition or sale, directly or indirectly (by merger or otherwise) of all or a substantial portion of the assets (whether tangible or intangible) or the Equity Interests of another Person, including, without limitation, contracts for any completed acquisitions or sales pursuant to which an "earn out" or similar form of obligation (whether absolute or contingent) is pending or for which there are any continuing indemnification or similar obligations;

                           Section 3.17.1.5 any interest rate or currency swaps,
caps, floors or option agreements or any other interest rate or currency risk management arrangement or foreign exchange contracts;

                           Section 3.17.1.6 all licenses, sublicenses, consent,
royalty or other agreements concerning Company Intellectual Property involving an amount of more than $200,000;

                           Section 3.17.1.7 contracts relating to rights to
indemnification and/or advancement of expenses as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby); and

                           Section 3.17.1.8 any contract, agreement or other
instrument of understanding which is not terminable by the Company or a Company Subsidiary without additional payment or penalty within 60 days and obligates the Company or any Company Subsidiary for payments or other consideration with a value of more than $1,000,000.

                  Section 3.17.2 Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation of or is unable to perform in any respect under (each a "Default") any Material Contract (and no event has occurred or not occurred through the Company's or any Company Subsidiary's action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute or give rise to a Default), except for those Defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of the termination of, or intention to terminate, any Material Contract, except for such notices or terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, no Claims for indemnification under any agreement have been made by or against the Company or any Company Subsidiary since January 1, 2003 and there are no such Claims outstanding or, to the knowledge of the Company, threatened.

         Section 3.18 Required Vote; Board Approval; State Takeover Statutes.

                  Section 3.18.1 Except to the extent that Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL applies, the only vote required of the holders of any class or series of the Company's Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby is the approval of a majority of the votes cast by the Company Shareholders (the "Company Shareholder Approval") at the meeting of Company Shareholders to be held to consider the approval and adoption of this Agreement (the "Company Shareholders Meeting").

                  Section 3.18.2 The Company has duly and validly taken all necessary corporate action on the part of the Company to render inapplicable to the Company the provisions of Subchapters E, G, H, I and J of Chapter 25 of the PBCL. No other Pennsylvania "business combination," "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under federal Laws in the United States or under similar provisions in the Company Organizational Documents, or, to the knowledge of the Company, under the Laws of any other state, apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, other than Section 2538(a) of Subchapter D and Subchapter F of Chapter 25 of the PBCL.

                  Section 3.18.3 The Special Committee at a meeting duly called and held on or prior to the date hereof has by unanimous vote determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of the Company and has recommended to the Company Board that it approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, and the Company Board at a meeting duly called and held on or prior to the date hereof has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger and the Tender and Voting Agreement and the transactions contemplated thereby, and (iii) resolved to recommend to the Company Shareholders that they accept the Offer and vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof (the unanimous recommendations referred to in this Section 3.18.3 are collectively referred to in this Agreement as the "Recommendations"). Such approval by the Company Board represent all action necessary to (A) render inapplicable the provisions of Section 2538(a) of Subchapter D of Chapter 25 of the PBCL with respect to, and (B) make it permissible for the Company to effect, without further corporate action under the provisions of Subchapter F of Chapter 25 of the PBCL, this Agreement, the Offer, Merger, the Tender and Voting Agreement and any of such other transactions contemplated hereby or thereby.

         Section 3.19 Tax Matters. Neither the Company, nor any Company Subsidiary, nor any of the Company's affiliates has taken or agreed to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company's knowledge, there are no agreements, plans or other circumstances that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.20 Title to Property. Except as set forth in the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other Liens except Liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         Section 3.21 Environmental Matters. Except as set forth in the Company Disclosure Schedule and as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of the Company threatened, by any Person against, the Company or any of its Subsidiaries, with respect to any applicable Environmental Laws and (ii) the Company and the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws, including any environmental Permits necessary to carry on their respective businesses as currently conducted.

         For purposes of this Section 3.21, the term "Environmental Law" means foreign or domestic (federal, state or local) law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, relating to the protection of human health and safety and the environment, the release or threatened release of hazardous substances or pollutants, contaminants, wastes or chemicals.

         Section 3.22 Absence of Agreements. Neither the Company nor any Company Subsidiary is a party to any agreement or memorandum of understanding, or a party to any commitment letter or similar undertaking, or is subject to any order or directive, which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or of any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), nor has the Company or any Company Subsidiary been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or, to the knowledge of the Company, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission, except as disclosed in the Company Disclosure Schedule.

         Section 3.23 Insurance. The Company Disclosure Schedule lists all material policies of insurance of the Company and the Company Subsidiaries currently in effect. Neither the Company nor any of the Company Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Third Quarter Balance Sheet.

         Section 3.24 Company Material Adverse Effect. Since December 31, 2002, there has been no Company Material Adverse Effect.

         Section 3.25 Disclosure Documents. Neither the Schedule 14D-9, nor the proxy or information statement prepared in connection with the Company Shareholders Meeting (the "Proxy Statement"), nor any of the information supplied or to be supplied by the Company or any of its Subsidiaries or Representatives for inclusion or incorporation by reference in the Offer Documents, Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to any such documents, the Company shall promptly inform Manpower. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Manpower which is contained or incorporated by reference in any of the foregoing documents.

         Section 3.26 No Dissenters Rights. No Pennsylvania Law (including, without limitation, Section 1930 of Subchapter C of Chapter 19 of the PBCL and Subchapter D of Chapter 15 of the PBCL) grants to any Person any appraisal right with respect to, right to dissent from or otherwise to demand the fair value of any Equity Interests of the Company in connection with, this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

         Section 3.27 Company Expenses. The Company's estimate, as of the date hereof, of its Expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company, the Company Board and the Special Committee, including, without limitation, fees payable to UBS and J. P. Morgan) incurred by the Company or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Offer and the Merger and all other matters related to the Closing of the transactions contemplated hereby is not in excess of the amount set forth in the Company Disclosure Schedule.

                                   Article 4.

            Representations and Warranties of Manpower and Merger Sub

         Except as disclosed in the Manpower Disclosure Schedule delivered by Manpower to the Company prior to the execution of this Agreement (the "Manpower Disclosure Schedule"), which shall identify exceptions by specific section references, Manpower and Merger Sub represent and warrant to the Company as set forth below.

         Section 4.1 Corporate Existence and Power. Manpower is duly incorporated, validly existing and in active status under the Laws of the State of Wisconsin, and Merger Sub is duly incorporated, validly subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania. Each of Manpower and Merger Sub has full corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, Permits, easements, consents, certificates, approvals and orders ("Manpower Approvals") required to own, lease and operate its properties and assets and to carry on its business as now being conducted, and neither Manpower nor Merger Sub has received any notice of proceedings relating to the revocation or modification of any Manpower Approvals, except in each case where the revocations or modifications, or the failure to have such power and authority and to possess the Manpower Approvals would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. Each of Manpower and Merger Sub is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. The Manpower Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Manpower is not in violation of any of the provisions of the Manpower Organizational Documents and Merger Sub is not in violation of any of the provisions of the Merger Sub Organizational Documents.

         Section 4.2 Corporate Authorization. The execution, delivery and performance by Manpower and Merger Sub of this Agreement and the consummation by Manpower and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby are within Manpower's and Merger Sub's corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the PBCL, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Manpower and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Manpower Board and the Merger Sub board of directors have each unanimously approved this Agreement. This Agreement has been duly and validly executed and delivered by Manpower and Merger Sub, and assuming that this Agreement constitutes the valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Manpower and Merger Sub, enforceable against Manpower and Merger Sub in accordance with its terms.

         Section 4.3 Governmental Authorization. The execution, delivery and performance by Manpower and Merger Sub of this Agreement and the consummation by Manpower and Merger Sub of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the PBCL; (b) compliance with any applicable requirements of the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or Blue Sky Laws; and (e) other consents, approvals, actions, orders, authorizations, Permits, registrations, declarations and filings which, if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent Manpower or Merger Sub from performing its obligations under this Agreement, and would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

         Section 4.4 Non-Contravention. The execution, delivery and performance by Manpower and Merger Sub of this Agreement and the consummation by Manpower and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Manpower Organizational Documents or the Organizational Documents of any Manpower Subsidiary, (b) assuming compliance with the matters referred to in
Section 4.3(a)-(d), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Manpower or any Manpower Subsidiary or by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument or obligation to which Manpower or any Manpower Subsidiary is a party or by which Manpower, any Manpower Subsidiary or any of their respective properties or assets is bound or affected, or (d) result in the creation or imposition of any Lien on any of the properties or assets of Manpower or any Manpower Subsidiary, other than, in the case of clauses (b), (c) and (d), any such conflicts, violations, breaches, defaults or other occurrences that would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

         Section 4.5 Capitalization. The authorized capital stock of Manpower consists of 125,000,000 shares of common stock, $0.01 par value per share ("Manpower Common Stock"), and 25,000,000 shares of preferred stock, $0.01 par value per share ("Manpower Preferred Stock"). As of December 9, 2003, (i) 78,615,501 shares of Manpower Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law

(including predecessor statutes and judicial interpretations thereof), and not issued in violation of any preemptive right of any Manpower shareholder,
(ii) 9,945,200 shares of Manpower Common Stock are held by Manpower in its treasury, (iii) 11,081,059 shares of Manpower Common Stock are reserved for issuance under all stock option plans of Manpower (each a "Manpower Option Plan"), including 5,244,448 shares of Manpower Common Stock subject to options to purchase Manpower Common Stock (each a "Manpower Option") outstanding as of the date hereof (whether or not exercisable), (iv) 6,075,938 shares of Manpower Common Stock reserved for issuance upon conversion of Manpower's Zero Coupon Convertible Debentures due August 17, 2021, and (v) no shares of Manpower Preferred Stock are issued or outstanding. Except as set forth in the Manpower Disclosure Schedule or as disclosed in the Manpower SEC Documents, since December 31, 2002, Manpower has not declared or paid any dividend or distribution in respect of its Equity Interests and has not repurchased or redeemed any shares of Manpower Common Stock, and the Manpower Board has not resolved to do any of the foregoing.

         Section 4.6 Subsidiaries. Each Manpower Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority and is in possession of all franchises, grants, authorizations, licenses, Permits, easements, consents, certificates, approvals and orders ("Manpower Subsidiary Approvals") required to own, lease or operate its properties and assets and to carry on its business as now being conducted, and no Manpower Subsidiary has received any notice of proceedings relating to the revocation or modification of any Manpower Subsidiary Approvals, except in each case where the revocations or modifications or the failure to be so organized, existing and in good standing or to have such power and authority or to possess the Manpower Subsidiary Approvals, would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. Each Manpower Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

         Section 4.7 Manpower SEC Documents.

                  Section 4.7.1 Manpower has filed all forms, reports, filings, registration statements, prospectuses and other documents required to be filed by it with the SEC since January 1, 2001 (the "Manpower SEC Documents"). No Manpower Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC.

                  Section 4.7.2 As of its filing date, each Manpower SEC Document was filed on a timely basis and complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                  Section 4.7.3 No Manpower SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Manpower SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 4.8 Financial Statements; No Material Undisclosed Liabilities.

                  Section 4.8.1 Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Manpower included in the Manpower SEC Documents were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Manpower and the Manpower Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                  Section 4.8.2 There are no liabilities or obligations of Manpower or any Manpower Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, due or to become due, determined, determinable or otherwise, other than: (i) liabilities or obligations fully reflected or reserved against on Manpower's consolidated balance sheet included in Manpower's

Annual Report on Form 10-K for the year ended December 31, 2002 or described in the notes thereto or in Manpower's consolidated balance sheet included in Manpower's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "Manpower Balance Sheet") or described in the notes thereto; (ii) liabilities or obligations not required by GAAP to be disclosed or provided for in the Manpower Balance Sheet and that were incurred in the ordinary course of business consistent with past practice and would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect;
(iii) liabilities or obligations incurred after September 30, 2003 in the ordinary course of business consistent with past practice that would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect; and (iv) liabilities or obligations that arise under this Agreement.

         Section 4.9 Absence of Certain Changes. Except as set forth in the Manpower Disclosure Schedule, since September 30, 2003, except as otherwise expressly contemplated by this Agreement, Manpower and each Manpower Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any damage, destruction or other loss (whether or not covered by insurance) affecting the business, properties or assets of Manpower or any Manpower Subsidiary that has had, or would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect;
(b) any change by Manpower in its accounting methods, principles or practices (other than changes required by GAAP); (c) other than in the ordinary course of business consistent with past practice, any sale of a material amount of assets of Manpower or any Manpower Subsidiary; (d) except in connection with Manpower's previously-disclosed restructuring, any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability; (e) any change in the financial condition, results of operations or business of Manpower and any of the Manpower Subsidiaries that has had, or would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect, or (f) any action, event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

         Section 4.10 Litigation. Neither Manpower nor any of the Manpower Subsidiaries is party to any Claim, and there is no Claim pending, or to the knowledge of Manpower threatened, against Manpower or any Manpower Subsidiary or any of their respective assets, properties or employees as to which there is a reasonable probability of an adverse determination and which, if adversely determined, that would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. Neither Manpower nor any Manpower Subsidiary is party to any Claim, and there is no Claim pending, or to the knowledge of Manpower threatened, challenging this Agreement or the validity or propriety of the transactions contemplated by this Agreement. Neither Manpower nor any Manpower Subsidiary nor any of their respective properties, assets or employees is or are subject to any order, writ, judgment, injunction, regulatory restriction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

         Section 4.11 Taxes.

                  Section 4.11.1 (a) All material Tax returns, statements, reports and forms required to be filed with the IRS or any other Governmental Entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (collectively, the "Manpower Returns") by, or with respect to, Manpower and each Manpower Subsidiary has been timely filed in accordance with all applicable Laws; (b) Manpower and each Manpower Subsidiary has timely paid and discharged all material Taxes due and payable whether or not shown as being due on any Manpower Return (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Manpower Balance Sheet), and, as of the time of filing, the Manpower Returns were true, correct and complete in all material respects; (c) the charges, accruals and reserves for Taxes with respect to Manpower and each Manpower Subsidiary that are reflected on the Manpower Balance Sheet are adequate under GAAP to pay the Tax liabilities accruing through the date thereof; (d) there is no action, suit, proceeding, audit or Claim now pending or proposed in writing, or, to Manpower's knowledge, orally against Manpower or any Manpower Subsidiary in respect of any Taxes that would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

         Section 4.12 Compliance with Laws; Licenses, Permits and Registrations.

                  Section 4.12.1 Neither Manpower nor any Manpower Subsidiary is in conflict with, or in default or violation of, or has violated, (i) any Laws applicable to Manpower or any Manpower Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Manpower or any Manpower Subsidiary or any of their respective properties or assets is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

                  Section 4.12.2 Manpower and each Manpower Subsidiary have all Permits under all Laws and from all Governmental Entities necessary to carry on their respective businesses as currently conducted, except where the failure to have any Permit would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

                  Section 4.12.3 Manpower and, to the knowledge of Manpower, each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of Sarbanes-Oxley and
(B) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report filed by Manpower with the SEC since August 29, 2002, the Chief Executive Officer and Chief Financial Officer of Manpower have made all certifications required by Sarbanes-Oxley, and the statements contained in each such certification were complete and correct when made.

         Section 4.13 Board Approval. The Manpower Board, at a meeting duly called and held on or prior to the date hereof, has, by unanimous vote, and the Merger Sub Board of Directors has, by unanimous written consent, (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of Manpower and its shareholders and of Merger Sub and its shareholders, respectively, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger. No vote or consent of the shareholders of Manpower is necessary to authorize and approve this Agreement or the transactions contemplated hereby. The vote or consent of Manpower as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger or the transactions contemplated hereby.

         Section 4.14 Ownership of Merger Sub; No Prior Activities.

                  Section 4.14.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                  Section 4.14.2 All of the outstanding capital stock of Merger Sub is owned directly by Manpower.

                  Section 4.14.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         Section 4.15 Disclosure Documents. Neither the Offer Documents, nor the Registration Statement, nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Manpower or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Manpower or any of its affiliates, officers or directors should be discovered by Manpower which should be set forth in an amendment or a supplement to any such documents, Manpower will promptly inform the Company. The Offer Documents, the Registration Statement and the Post-Effective Amendment shall comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Manpower makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained or incorporated by reference in any of the foregoing documents.

         Section 4.16 Tax Matters. Neither Manpower, nor any Manpower Subsidiary, nor any of Manpower's affiliates has taken or agreed to take or plans to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Manpower's knowledge, there are no agreements, plans or other circumstances that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 4.17 Manpower Material Adverse Effect. Since December 31, 2002 there has been no Manpower Material Adverse Effect.

                                   Article 5.

                                   Covenants

         Section 5.1 Conduct of Business by the Company Pending the Closing. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior written consent of Manpower, which shall not be unreasonably withheld or delayed, from the date hereof until the Appointment Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall (i) use all commercially reasonable efforts to preserve intact its present business organization and assets, (ii) maintain in effect all material Permits that are required for the Company or such Company Subsidiary to carry on its business, (iii) use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors, (iv) use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it, (v) use all commercially reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted,
(vi) use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Company shall not purchase new insurance policies for directors' and officers' liabilities at an aggregate annual premium cost equal to or in excess of 200% of the current annual premiums paid by the Company on its existing policies, (vii) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business, (viii) comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws and (ix) not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Appointment Time, without the prior written consent of Manpower, which shall not be unreasonably withheld or delayed, the Company shall not, nor shall it permit any Company Subsidiary, directly or indirectly, to:

                  Section 5.1.1 amend the Company Organizational Documents or the Organizational Documents of any Company Subsidiary;

                  Section 5.1.2 (i) split, combine or reclassify any of its Equity Interests or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends payable by a Company Subsidiary to the Company or another Company Subsidiary, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests or otherwise make any payments to holders of such Equity Interests in their capacities as such, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Interests, other securities or any rights, warrants or options to acquire its securities;

                  Section 5.1.3 issue, deliver, award, sell, grant, pledge, encumber or transfer or authorize or propose the issuance, delivery, award, sale, grant, pledge, encumbrance or transfer of, any Equity Interests of the Company or any Company Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests of the Company or any Company Subsidiary, other than in connection with directors' qualifying shares or the issuance of Company Common Stock pursuant to the exercise of Company Options granted prior to the date hereof, and the Company shall not have, and shall not have permitted any Company Subsidiary to have, engaged in any of the foregoing activities from December 9, 2003 to the date hereof;

                  Section 5.1.4 acquire, directly or indirectly (whether pursuant to merger, stock or asset purchase, joint venture or otherwise), in one transaction or series of related transactions, any Person, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person, except as set forth in the Company Disclosure Schedule;

                  Section 5.1.5 sell, assign, transfer, pledge, mortgage, lease, encumber or otherwise dispose of any assets or other rights, other than sales of
(i) immaterial assets in the ordinary course of business consistent with past practice and (ii) obsolete equipment and property no longer used in the operation of the business of the Company or any Company Subsidiary;

                  Section 5.1.6 (i) (A) incur any indebtedness for borrowed money, except borrowings under the terms of the Credit Agreement to fund working capital in the ordinary course consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Company Subsidiary, or (D) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than obligations of the Company or any wholly-owned Company Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), or (ii) enter into or materially amend any contract, agreement, commitment or arrangements to effect any of the transactions prohibited by this Section 5.1.6;

                  Section 5.1.7 (i) enter into any contract, agreement or arrangement that if entered into prior to the date hereof would be a Material Contract, (ii) amend or modify in any material respect or terminate any Material Contract or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

                  Section 5.1.8 Reserved.

                  Section 5.1.9 change any of the Company's methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants and disclosed in writing to Manpower;

                  Section 5.1.10 (i) settle, pay, compromise or discharge, any Claim that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) settle, pay, compromise or discharge any Claim against the Company or any Company Subsidiary with respect to or arising out of the transactions contemplated by this Agreement;

                  Section 5.1.11 other than in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Schedule, (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

                  Section 5.1.12 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Offer and the Merger and the transactions contemplated hereby);

                  Section 5.1.13 willfully take any action that would result in a material breach of any provision of this Agreement or a failure to satisfy the conditions precedent set forth in Annex I hereto; or

                  Section 5.1.14 authorize, agree or commit, verbally or in writing, to do any of the foregoing.

         Section 5.2 Conduct of Business of Manpower. Except as set forth in the Manpower Disclosure Schedule or as otherwise expressly contemplated hereby, from the date hereof until the Appointment Time, Manpower shall, and shall cause each Manpower Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall (i) use all commercially reasonable efforts to preserve intact its present business organization and assets, (ii) maintain in effect all material Permits that are required for Manpower or such Manpower Subsidiary to carry on its business,
(iii) use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors, (iv) use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it, (v) comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws, and
(vi) not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a Manpower Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in the Manpower Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Appointment Time, Manpower shall not, nor shall it permit any Manpower Subsidiary, directly or indirectly, to:

                  Section 5.2.1 (a) amend the Manpower Organizational Documents or the Organizational Documents of any Manpower Subsidiary except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (b) split, combine or reclassify the Manpower Common Stock without adjusting the Exchange Rate appropriately; or
(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Manpower Common Stock or otherwise make any payments to holders of Manpower Common Stock (other than the declaration and payment of regular semi-annual dividends consistent with past practice);

                  Section 5.2.2 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Manpower or the Merger Sub (other than the Offer and the Merger and the transactions contemplated hereby);

                  Section 5.2.3 willfully take any action that would result in
(a) a material breach of any provision of this Agreement or (b) the failure to satisfy the conditions precedent set forth in Annex I hereto (except for any waiver permitted to be made hereby or in Annex I); or

                  Section 5.2.4 authorize, agree or commit, verbally or in writing, to do any of the foregoing.

         Section 5.3 Cooperation. The Company and Manpower shall coordinate and cooperate in connection with (A) the preparation of the Offer Documents, the
Schedule 14D-9, the Proxy Statement, the Registration Statement, the Post-Effective Amendment and any other filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Offer and the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Registration Statement, the Post-Effective Amendment or any other filings and timely seeking to obtain any such actions, consents, approvals or waivers.

         Section 5.4 Shareholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus.

                  Section 5.4.1 If approval of the Company Shareholders is required by applicable law in order to consummate the Merger, Manpower and the Company shall, as soon as practicable following the Appointment Time, prepare and the Company shall file with the SEC the Proxy Statement and Manpower and the Company shall prepare and Manpower shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and sale of Manpower Shares pursuant to the Merger and in which the Proxy Statement will be included. Each of the Company and Manpower shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Manpower shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Manpower Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Manpower, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Manpower will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Manpower Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for the amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Manpower, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Manpower, or any of their respective affiliates, officers or directors, should be discovered by the Company or Manpower which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

                  Section 5.4.2 If approval of the Company Shareholders is required by applicable law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of considering the approval and adoption of this Agreement and (with the consent of Manpower) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Shareholders Meeting. Once the Company Shareholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders Meeting (other than for the absence of a quorum) without the consent of Manpower. The Post-Effective Amendment and the Proxy Statement shall include the opinions of UBS and J.P. Morgan referred to in Section 3.15.2 hereof and, subject to the Company's right, pursuant to
Section 5.7 hereof, to withhold, withdraw, modify, change or fail to make the Recommendations, the Company Board and the Special Committee shall include the Recommendations in the Post-Effective Amendment and the Proxy Statement. The Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of shareholders required by the PBCL to effect the Merger, unless the Company Board and the Special Committee shall have withheld, withdrawn, modified, changed or failed to make their Recommendations in compliance with Section 5.7. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 5.4.2 shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal. Manpower shall vote, or cause to be voted, all of the shares of Company Common Stock acquired in the Offer or otherwise then owned by it or any Manpower Subsidiary in favor of the approval of this Agreement.

                  Section 5.4.3 Notwithstanding Sections 5.4.1 and 5.4.2 above, if Merger Sub shall own, by virtue of the Offer, at least 80% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in Section 5.4.1 above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of or approval by the Company Shareholders, in accordance with Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL.

         Section 5.5 Reserved.

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

         Section 5.6 Access to Information; Confidentiality.

                  Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company, any Company Subsidiary, Manpower or any Manpower Subsidiary is a party (which such Person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, each party shall, and shall cause each of their respective directors, officers, employees, accountants, consultants, legal advisors, investment bankers, financial advisors, agents and other representatives (collectively, "Representatives") to (A) provide to the other party and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

                  Section 5.6.2 Between the date of this Agreement and the Closing Date, or in the event this Agreement is terminated under any circumstance, Manpower and the Company will maintain in confidence, and will cause their respective Representatives to maintain in confidence, and not use to the detriment of another party, any written, electronic, oral, or other information obtained in confidence from another party in connection with this Agreement or the Merger, in accordance with the terms of that certain Confidentiality Agreement dated as of October 27, 2003 by and between Manpower and the Company and the terms of that certain Confidentiality Agreement dated as of December 5, 2003 by and between Manpower and the Company.

                  Section 5.6.3 Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the Tax treatment and Tax structure of the Transaction upon the earliest to occur of (A) the date of the public announcement of discussions relating to the Transaction, (B) the date of the public announcement of the Transaction, or (C) the date of the execution of this Agreement, all within the meaning of and to the extent required by Treasury Regulations Section 1.6011-4; provided, however, that no party is restricted in discussing the Tax structure or the Tax treatment of the Transaction or the other transactions contemplated by this Agreement with its tax advisors at any time.

         Section 5.7 No Solicitation of Transactions.

                  Section 5.7.1 Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties (other than Manpower) conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

                  Section 5.7.2 Neither the Company nor any Company Subsidiary shall, directly or indirectly, take (and neither the Company nor any Company Subsidiary shall authorize or permit its Representatives or other affiliates to take) any action to (A) encourage, solicit, initiate or facilitate (including by way of furnishing assistance or information) any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal (other than this Agreement and any confidentiality and "standstill" agreement required pursuant to subsection (C) of the proviso of this Section 5.7.2) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger, this Agreement or the transactions contemplated hereby or (C) enter into or participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Appointment Time, the Company receives a written Acquisition Proposal that was not solicited after the date hereof or that did not otherwise result from a breach of this Section 5.7 and that the Company Board and the Special Committee determine in good faith, after consultation with their legal and financial advisors, is, or could reasonably be expected to lead to the delivery of, a Superior Proposal, the Company may, in response to such Superior Proposal and subject to the Company's compliance with this Section 5.7.2 and Section 5.7.3, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal, provided that the

Company contemporaneously furnishes a copy to Manpower to the extent it has not done so previously, and (y) participate in discussions and negotiations with respect to such Acquisition Proposal if, and only to the extent that (A) the Company Board and the Special Committee, after consultation with and taking into consideration the advice of their legal advisors, determine in good faith that such action is required for the Company Board and the Special Committee to comply with their fiduciary duties to the Company, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Manpower to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality and "standstill" agreement on customary terms.

                  Section 5.7.3 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Manpower (the "Acquisition Proposal Notice") of any Acquisition Proposal or any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any such Acquisition Proposal or inquiry, including the identity of the Person and its affiliates making the same, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it or any such negotiations or discussions conducted regarding such Acquisition Proposal, shall furnish to Manpower a copy of any such Acquisition Proposal or inquiry, if it is in writing, or a written summary of any such Acquisition Proposal or inquiry, if it is not in writing, and shall keep Manpower fully informed on a prompt basis (and in any event within 24 hours) with respect to the status and details, including amendments or proposed amendments, with respect to the foregoing.

                  Section 5.7.4 Neither the Company nor the Company Board nor any committee thereof (including the Special Committee) shall, or shall authorize or permit any of its Representatives to, (A) withhold, withdraw, modify, change or fail to make, or propose publicly to withhold, withdraw, modify, change or fail to make, in a manner adverse to Manpower, any of the Recommendations, (B) approve, endorse, or recommend, or propose publicly to approve, endorse, or recommend, any Acquisition Proposal (other than the Offer and the Merger), (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than the Offer and the Merger) or (D) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement under which the Company or any of the Company Subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced such agreement at the request of Manpower. Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act provided that such position is consistent with the Company's obligations herein. Nothing in this Agreement shall prohibit the Company or Manpower, as the case may be, from making disclosure (and such disclosure in and of itself shall not be deemed to be a change in the Recommendations) of the fact that an Acquisition Proposal has been proposed, the identity of the Person making such proposal or the material terms of such proposal to the extent, and only to the extent that, based on the advice of the Company's legal advisors, such disclosure is required by law. Further, notwithstanding anything contained in this Agreement to the contrary, in the event that an Acquisition Proposal is made and the Company Board and the Special Committee determine in good faith, after consultation with their legal and financial advisors, that such Acquisition Proposal is a Superior Proposal after the Company has complied with its obligations pursuant to this Section 5.7, the Company Board or the Special Committee, may if and only to the extent that the Company Board or the Special Committee, after consultation with and taking into consideration the advice of its legal advisors, determines in good faith that such action is required for the Company Board and the Special Committee to comply with their fiduciary duties to the Company, take any of the actions specified in clauses (A), (B) or (D) of this Section 5.7.4, no earlier than five Business Days following Manpower's receipt from the Company of an Acquisition Proposal Notice.

                  Section 5.7.5 For a period of not less than five Business Days after Manpower's receipt from the Company of an Acquisition Proposal Notice in connection with an Acquisition Proposal which the Company Board and the Special Committee have determined to be a Superior Proposal, the Company shall, if requested by Manpower, negotiate in good faith with Manpower, and cause its Representatives to negotiate with Manpower's Representatives, to revise this Agreement in an effort to make the Acquisition Proposal that constituted a Superior Proposal no longer constitute a Superior Proposal.

         Section 5.8 Appropriate Action; Consents; Filings

                  Section 5.8.1 The Company and Manpower shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained or made by Manpower or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Offer and the Merger, and
(C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Offer and the Merger required under (x) the Securities Act and the Exchange Act and any other applicable federal or state securities Laws, (y) the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction and (z) any other applicable Law; provided, that Manpower and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, provided, however, that nothing in this Section 5.8.1 shall require Manpower or the Company to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Manpower or the Company to a third party in exchange for any such consent referred to in subsection (B) of this subsection (other than the payment of applicable filing fees). The Company and Manpower shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Offer Documents, the Registration Statement, the Schedule 14D-9, the Proxy Statement and the Post-Effective Amendment) in connection with the transactions contemplated by this Agreement.

                  Section 5.8.2 The Company and Manpower shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents that are (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Manpower Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Manpower Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Manpower, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  Section 5.8.3 From the date of this Agreement until the Effective Time, each of the parties hereto shall promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking material damages in connection with the Offer, the Merger or the conversion of Company Common Stock into the Merger Consideration or (B) seeking to restrain or prohibit the consummation of the Offer, the Merger or otherwise limit the right of Manpower or any Manpower Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

         Section 5.9 Control of Other Party's Business. Nothing contained in this Agreement shall give Manpower or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         Section 5.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any representation or warranty of that party to be untrue or inaccurate or that would result or be reasonably likely to result in any condition that is to be complied with or satisfied pursuant to this Agreement not to be so complied with or satisfied or (B) the failure of the Company or Manpower, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty that was untrue on the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         Section 5.11 Public Announcements. Manpower and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the NYSE.

         Section 5.12 Stock Exchange Listing. Manpower shall promptly prepare and submit to the NYSE a listing application covering the shares of Manpower Common Stock to be issued in connection with the Offer and the Merger and such other shares of Manpower Common Stock to be reserved for issuance upon exercise of Manpower Options (following the Merger), and shall cause the Manpower Shares and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Appointment Time or the Effective Time, as the case may be.

         Section 5.13 Section 16 Matters. Prior to the Effective Time, the Manpower Board and the Company Board or the Special Committee shall take all such steps as may be required in accordance with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company subject to the reporting requirements of Section 16 of the Exchange Act of shares of Company Common Stock or Company Options pursuant to this Agreement, the Offer and the Merger, or acquisitions by any individual who will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to Manpower, of shares of Manpower Common Stock or Manpower Options pursuant to this Agreement, the Offer and the Merger, shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Such actions may include, without limitation, the adoption of resolutions that specify that such approval is specifically for the purpose of assuring that the individuals identified in the resolutions fully receive the compensation intended to flow from the transactions covered by this

Agreement, or such other actions as may be effective to cause a disposition or acquisition to be exempt from the application of Section 16.

         Section 5.14 Employee Benefit Matters. Annex B hereto sets forth certain agreements with respect to Company's employee benefit matters.

         Section 5.15 Company Headquarters. For a period of at least 5 years after the Effective Time, Manpower agrees that the headquarters of the business of the Company will be maintained in either Philadelphia, Pennsylvania, or the greater Philadelphia area within the Commonwealth of Pennsylvania.

         Section 5.16 Indemnification of Directors and Officers.

                  Section 5.16.1 Manpower and the Surviving Corporation agree that the indemnification obligations set forth in the Company Organizational Documents shall survive the Merger (and, prior to the Effective Time, Manpower shall cause the Organizational Documents of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

                  Section 5.16.2 For six years from the Effective Time, Manpower shall, and shall cause the Surviving Corporation to, provide to the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy (true and complete copies which have been previously provided to Manpower) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premiums paid prior to the date of this Agreement, which premiums the Company represents and warrants to be not more than $450,000, and, in the event that any such annual premium would exceed $900,000,

Manpower and the Surviving Corporation shall obtain and provide the most coverage available for a premium in the amount of $900,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, with the prior written consent of Manpower, prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.16, which policies provide such directors and officers with coverage no less favorable than the Company's existing policy for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Manpower shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.16 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.16 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.16 applies shall be third party beneficiaries of this Section 5.16).

                  Section 5.16.3 In the event Manpower or the Surviving Corporation (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

                  Section 5.16.4 The provisions of this Section 5.16 shall be enforceable by each individual identified in Section 5.16.1 and his or her heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such person may have under the articles of incorporation or by-laws of the Company or the Surviving Corporation, under any acquisition contract, under the Law or otherwise.

                  Section 5.16.5 Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Section 5.16 may not be amended or modified without the approval of each of the individuals identified in Section 5.16.1.

         Section 5.17 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation or any similar provision of the Company Organizational Documents shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions described herein.

         Section 5.18 Employee Stock Purchase Plans. The Company shall take all requisite action so that, as of the Appointment Time, the Company's 1996 Employee Stock Purchase Plan and the Company's 2003 Employee Stock Purchase Plan (each a "Company Purchase Plan") shall be terminated. Manpower shall receive from the Company evidence that the Company Purchase Plans have been terminated pursuant to a resolution of the Company Board (the form and substance of such resolution shall be subject to review and approval of Manpower, which approval shall not be unreasonably withheld or delayed). The rights of participants in the Company Purchase Plans with respect to any offering period(s) then underway under the Company Purchase Plans, which commence prior to the Appointment Time, shall be determined by treating the last Business Day prior to the Appointment Time as the last day of any such offering period(s) and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period(s) but otherwise treating such shortened offering period(s) as a fully effective and completed offering period(s) for all purchases under the Company Purchase Plans. Prior to the Appointment Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plans and the terms of any offering period(s) commencing prior to the Appointment Time) that are necessary to give effect to the transactions contemplated by this Section 5.18.

         Section 5.19 Adoption of Plan of Reorganization; Tax Actions. This Agreement is the adoption by Manpower of the Offer and the Merger as a plan of reorganization for purposes of Section 368(a) of the Code. Manpower will not take any actions or fail to take any actions before or after the Effective Time, that could cause the Offer and the Merger not to qualify as a reorganization under Section 368(a) of the Code. Manpower will file all Tax Returns reporting the Offer and the Merger as a reorganization as defined in Section 368(a) of the Code, and will comply with all federal and state Tax reporting requirements with respect to the Offer and the Merger.

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

         Section 5.20 Company Adoption of Plan of Reorganization. This Agreement is the adoption by the Company of the Offer and the Merger as a plan of reorganization for purposes of Section 368(a) of the Code. The Company will use its commercially reasonable efforts to cause the Offer and the Merger to qualify as a reorganization under Section 368(a) of the Code.

         Section 5.21 Affiliates. Within thirty (30) days after the date of this Agreement (a) the Company shall deliver to Manpower a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company, for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Company shall use its best efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 5.21. The Company shall use its best efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit
5.21 as soon as practicable after such person attains such status.

         Section 5.22 Expenses. All Expenses incurred by the parties hereto in connection with this Agreement shall be borne solely and entirely by the party which has incurred the same, regardless of whether the Offer and the Merger are consummated, except that Manpower shall bear the expense of printing and filing the Registration Statement and all SEC, NYSE and other regulatory filing fees incurred in connection herewith, and the pre-merger notification and report forms under the HSR Act.

         Section 5.23 Letter of Company's Accountants. If requested by Manpower, the Company shall use its reasonable best efforts to cause to be delivered to Manpower "comfort" letters of Ernst & Young, LLP, the Company's independent public accountants, dated within two days prior to the date on which the Registration Statement shall become effective and the Effective Time, respectively, or at such earlier time as may be reasonably requested by Manpower, and addressed to Manpower, in a form reasonably satisfactory to Manpower and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.


                                   Article 6.

                               Closing Conditions

         Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  Section 6.1.1 The Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Manpower or the Company, threatened by the SEC.

                  Section 6.1.2 This Agreement and the Merger shall have received the Company Shareholder Approval, except to the extent that under
Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL, the Merger can be authorized and approved without such Company Shareholder Approval.

                  Section 6.1.3 No Governmental Entity or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which restricts, prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

                  Section 6.1.4 Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the applicable antitrust or competition Laws of any other jurisdiction shall have expired or been terminated.

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

                  Section 6.1.5 The Manpower Shares, and such other shares of Manpower Common Stock to be reserved for issuance upon exercise of Company Options (following the Merger), shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  Section 6.1.6 No action or claim shall be pending or, to the knowledge of the Company or Manpower, as the case may be, threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Manpower to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

                  Section 6.1.7 Merger Sub shall have accepted for exchange and shall have exchanged all of the shares of Company Common Stock tendered pursuant to the Offer and the Extended Offer.

                                   Article 7.

                        Termination, Amendment and Waiver

         Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  Section 7.1.1 By mutual written consent of Manpower and the Company, by action taken or authorized by their respective Boards of Directors;

                  Section 7.1.2 At any time prior to the Effective Time, by either the Company or Manpower, if;

                           Section 7.1.2.1 the Offer shall not have been
consummated prior to May 31, 2004 (the "Outside Date"), provided that the right to terminate this Agreement under this Section 7.1.2.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before such date;

                           Section 7.1.2.2 any Governmental Entity shall have
issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise

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

prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8); or

                           Section 7.1.2.3 the Offer shall have expired or been
terminated in accordance with the terms of this Agreement without Manpower or Merger Sub having accepted for exchange any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 7.1.2.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the expiration or termination of the Offer without any shares of Company Common Stock having been accepted for exchange thereunder;

                  Section 7.1.3 By Manpower if, prior to the Appointment Time,
(A) the Company Board or the Special Committee shall have withheld, withdrawn, modified, changed or failed upon Manpower's request to reconfirm any of the Recommendations; (B) the Special Committee shall have determined to recommend to the Company Board that it approve an Acquisition Proposal, the Company Board or shall have determined to recommend to the Company Shareholders that they approve an Acquisition Proposal or the Special Committee shall have determined to recommend to the Company Board that it accept, or the Company Board shall have determined to accept, a Superior Proposal; or (C) the Company Board fails to recommend that the Company Shareholders not tender their Company Common Stock in any tender or exchange offer that is an Acquisition Proposal;

                  Section 7.1.4 By the Company, prior to the Appointment Time, if the Company Board determines to accept a Superior Proposal or the Special Committee recommends a Superior Proposal to the Board, but (A) only after the Company, the Company Board and the Special Committee fulfill their obligations under Section 5.7 hereof, and (B) subject to the Company concurrently fulfilling its obligations under Section 7.2.2 (to the extent invoices for Manpower's Expenses have been received by Manpower and submitted to the Company at such time) and Section 7.2.5(A) hereof;

                  Section 7.1.5 By Manpower, at any time prior to the Appointment Time, if (A) since the date of this Agreement, there shall have been any event, development or change

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

of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 15 days after written notice thereof or (B) (1) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement, (2) any representation or warranty of the Company set forth in this Agreement that is qualified as to materiality or Company Material Adverse Effect shall have been or become untrue or (3) any representation or warranty of the Company set forth in this Agreement that is not so qualified shall have been or become untrue in any material respect;

                  Section 7.1.6 By the Company, at any time prior to the Appointment Time, if (A) since the date of this Agreement, there shall have been any event, development or change of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Manpower Material Adverse Effect and such Manpower Material Adverse Effect is not cured within 15 days after written notice thereof or if (B) (1) Manpower has breached any covenant or agreement on the part of Manpower or Merger Sub set forth in this Agreement, (2) any representation or warranty of Manpower or Merger Sub set forth in this Agreement that is qualified as to materiality or Manpower Material Adverse Effect shall have been or become untrue or (3) any representation or warranty of Manpower or Merger Sub set forth in this Agreement that is not so qualified shall have been or become untrue in any material respect; or

                  Section 7.1.7 By the Company, if the Average Trading Price is less than $37.80, unless Manpower shall have exercised its option to issue the Additional Shares in accordance with Section 1.1.1.

         Section 7.2 Effect of Termination.

                  Section 7.2.1 In the event of termination of this Agreement by either the Company or Manpower as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Manpower or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6.2, Section 5.11, this Section
7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

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

                  Section 7.2.2 Manpower and the Company agree that if this Agreement is terminated pursuant to Section 7.1.3, Section 7.1.4, Section 7.1.5(B)(1), or Section 7.1.5(B)(2) or (3) with respect to a representation or warranty that was untrue on the date hereof, then the Company shall pay Manpower an amount equal to the sum of Manpower's Expenses up to an amount equal to $3 million.

                  Section 7.2.3 Manpower and the Company agree that if this Agreement is terminated pursuant to Section 7.1.6(B)(1), or Section 7.1.6(B)(2) or (3) with respect to a representation or warranty that was untrue on the date hereof, then Manpower shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $3 million.

                  Section 7.2.4 Payment of Expenses pursuant to Section 7.2.2 or
Section 7.2.3 shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

                  Section 7.2.5 In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.3 or Section 7.1.4, then the Company shall pay to Manpower concurrently with such termination, a termination fee of $23.3 million, and (B) in the event that (i) this Agreement is terminated pursuant to
Section 7.1.2.1 at any time when an Acquisition Proposal (other than from Manpower) has been publicly announced and (ii) concurrently with or within twelve (12) months after such termination, the Company enters into a definitive agreement concerning a transaction respecting such Acquisition Proposal or any Company Subsidiary enters into a definitive agreement concerning a transaction respecting an Acquisition Proposal of the type described in clause (B) of the definition of Acquisition Proposal or of the type described in clauses (A), (C) or (D) of such definition except in connection with an internal reorganization, recapitalization or similar type of transaction of any Company Subsidiary not involving a non-affiliate of the Company, then the Company shall pay Manpower a termination fee of $23.3 million no later than two Business Days after the closing of such transaction.

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

                  Section 7.2.6 All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

         Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or an appropriate committee thereof at any time prior to the Effective Time; provided, however, that, after Company Shareholder Approval, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of the Company Shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   Article 8.

                               General Provisions

         Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in, or covenants to be performed before the Closing under, this



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

Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier with guaranteed next Business Day delivery, in each case as follows:

                  If to Manpower or Merger Sub, addressed to it at:

                  Manpower Inc.
                  5301 N. Ironwood Rd.
                  Milwaukee, Wisconsin 53217
                  Attention:  Michael J. Van Handel
                  Telephone: 414.961.1000
                  Telecopy:  414.906.7985

                  with a mandated copy to:

                  Godfrey & Kahn, S.C.
                  780 North Water Street
                  Milwaukee, Wisconsin 53202
                  Attention:  Kenneth C. Hunt
                  Telephone: 414.273.3500
                  Telecopy:  414.273.5198

                  If to the Company, addressed to it at:

                  Right Management Consultants, Inc.
                  1818 Market Street
                  Philadelphia, Pennsylvania 19103
                  Attention:  Richard Pinola
                  Telephone: 215.988.1588
                  Telecopy:  215.988.0147

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

                  with a mandated copy to:

                  Right Management Consultants, Inc.
                  1818 Market Street
                  Philadelphia, Pennsylvania 19103
                  Attention:  Theodore A. Young
                  Telephone: 215.988.1588
                  Telecopy:  215.988.0147

                  and to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  18th & Arch Streets
                  Philadelphia, Pennsylvania 19103
                  Attention:  Barry M. Abelson
                  Telephone: 215.981.4282
                  Telecopy:  215.981.4750

         Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

         "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person;

         "Acquisition Proposal" means any inquiry, offer or proposal from any Person (other than by or on behalf of Manpower or Merger Sub) concerning any (A) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, unless any such transaction involves a Company Subsidiary that holds less than 10% of the consolidated assets of the Company or that produces less than 10% of the consolidated revenues or consolidated net income of the Company, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise of 10% or more of the consolidated assets of the Company and the Company Subsidiaries or operations which produce 10% or more of the consolidated revenues or consolidated net income of the Company and the Company Subsidiaries,
(C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of any class of Equity Interests of the Company or a majority of the Equity Interests of any Company Subsidiary that holds 10% or more of the consolidated assets of the Company and the Company Subsidiaries or produces 10% or more of the consolidated revenues or consolidated net income of the Company and the Company Subsidiaries, (D) transaction (including any tender offer or exchange offer) that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of any class of Equity Interests of the Company or a majority of the Equity Interests of any Company Subsidiary that holds 10% or more of the consolidated assets of the Company and the Company Subsidiaries or produces 10% or more of the consolidated revenues or consolidated net income of the Company and the Company Subsidiaries (E) any combination of the foregoing (other than the Offer and the Merger).

         "Average Trading Price" means the average of the average daily high and low sale price per share of Manpower Common Stock on the New York Stock Exchange for the ten (10) trading days ending on and including the second trading day preceding the Appointment Time (as reported in an authoritative source).

         "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

         "Blue Sky Laws" means state securities or "blue sky" Laws.

         "Business Day" means any day other than a day on which the SEC shall be closed.

         "Claim" means any litigation, action, suit, claim, governmental or regulatory investigation, arbitration or proceeding or inquiry of any nature, whether civil, criminal or administrative.

         "Company Material Adverse Effect" means any effect or change that, individually or in the aggregate with other such effects or changes, (i) is both material and adverse to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as whole, or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term "Company Material Adverse Effect" shall not be deemed to include the impact of (a) the public disclosure of this Agreement and the actions contemplated by this Agreement, (b) changes, after the date hereof, in laws and regulations or interpretations thereof that are generally applicable to the industries in which the Company and Company Subsidiaries conduct their business, (c) changes, after the date hereof, in generally accepted accounting principles that are generally applicable to the industries in which the Company and the Company Subsidiaries conduct their business, (d) any effect resulting solely from compliance with the terms and conditions of this Agreement, (e) any change in the Company's stock price or trading volume, in and of itself, and (f) changes, after the date hereof, in general economic or market conditions or in or affecting the industries in which the Company and the Company Subsidiaries conduct their business.

         "Company Organizational Documents" means the articles of incorporation and the by-laws of the Company, each as amended to the date hereof.

         "Company Subsidiary" means any Subsidiary of the Company.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

         "Credit Agreement" means the Credit Agreement, dated as of March 22, 2002, as amended March 7, 2003, and as further amended on December 3, 2003, by and among the Company and the Company Subsidiaries from time to time parties thereto, UBS Warburg LLC, Fleet National Bank, Suntrust Bank, Bank of America, N.A. and Wachovia Bank, National Association.

         "Equity Interest" means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "Exchange Act" shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Expenses" means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of legal advisors, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

         "GAAP" means generally accepted accounting principles as applied in the United States.

         "Governmental Entity" means domestic or foreign governmental, administrative, judicial or regulatory authority.

         "group" is defined as in the Exchange Act, except where the context otherwise requires.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "IRS" means the United States Internal Revenue Service.

         "knowledge" will be deemed to be present when the matter in question was brought to the attention of any officer of Manpower or the Company, as the case may be.

         "Law" means foreign or domestic (federal, state or local) law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, excluding Environmental Laws, which is defined in Section 3.21.

         "Lien" means any charge, claim, community property interest, condition, equitable interest, joint or co-ownership interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, right of way, easement or other title encumbrance or title exception affecting any property or asset, but shall exclude restrictions on transfer under federal or state securities laws.

         "Material Company Subsidiary" means the following Company Subsidiaries:
(a) Right Management Consultants Pty. Ltd., (b) Right Management Consultants International Pty.

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

Ltd., (c) Right Management Consultants (Belgium) SA, (d) Right Management Consultants Canada, Inc., (e) Right Kjaer & Kerulf A/S, (f) Garon Bonvalot, SA,
(g) Right ARJ Management Consultants, SA, (h) Right Management Consultants, SA,
(i) Right Management Consultants Japan, Inc., (j) Assessment & Development Consult Gouda BV, (k) Assessment & Development Consult Arnhem BV, (l) Right Nederland BV, (m) Right Management Consultants Norway A/S, (n) Right Corecare Ltd., (o) Right Coutts Ltd., (p) Right Coutts Consulting Ltd. and (q) RMC of Illinois, Inc.

         "Manpower Material Adverse Effect" means any effect or change that, individually or in the aggregate with other such effects or changes, (i) is both material and adverse to the business, assets, results of operations or financial condition of Manpower and the Manpower Subsidiaries, taken as whole, or (ii) materially impairs the ability of Manpower to consummate the transactions contemplated hereby; provided, however, that the term "Manpower Material Adverse Effect" shall not be deemed to include the impact of (a) the public disclosure of this Agreement and the actions contemplated by this Agreement, (b) changes, after the date hereof, in laws and regulations or interpretations thereof that are generally applicable to the industries in which Manpower and the Manpower Subsidiaries conduct their business, (c) changes, after the date hereof, in generally accepted accounting principles that are generally applicable to the industries in which Manpower and the Manpower Subsidiaries conduct their business, (d) any effect resulting solely from compliance with the terms and conditions of this Agreement, (e) any change in Manpower's stock price or trading volume, in and of itself, and (f) changes, after the date hereof, in general economic or market conditions affecting the industries in which Manpower and the Manpower Subsidiaries conduct their business.

         "Manpower Organizational Documents" means the articles of incorporation and the by-laws of Manpower, each as amended to the date hereof.

         "Manpower Subsidiary" means any Subsidiary of Manpower.

         "NYSE" means the New York Stock Exchange, Inc.

         "Organizational Documents" means the articles or certificate of incorporation and by-laws, or equivalent organizational and governing documents, of a corporation or other entity, each as amended to the date hereof.

         "Permit" means any permit, license, variance, exemption, consent, certificate, approval, authorization or registration.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

                  "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act as are currently in effect.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited partnership, limited liability partnership, trust, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Superior Proposal" means an Acquisition Proposal which was not solicited or encouraged, directly or indirectly, after the date hereof by the Company, any Company Subsidiary, any of the Company's Representatives or any other affiliate to acquire directly or indirectly all of the Company's Equity Interests or all or substantially all of the Company's consolidated assets for consideration consisting of cash and/or securities and which, in the good faith determination of the Company Board and the Special Committee, taking into consideration, to the extent deemed appropriate by the Company Board and the Special Committee, such interests and factors that may be considered in making such a determination under the PBCL, and the advice from a financial advisor of nationally recognized reputation, (A) if accepted, is highly likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to the Company than the transactions contemplated by this Agreement and (C) which financing, to the extent required, is then committed or which if not committed is capable of being obtained by such Person.

         "Taxes" means taxes, charges, fees, levies, and other similar governmental assessments of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation, excise, stamp, occupation, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments, and (iii) interest, penalties and additions to tax imposed with respect thereto.

         "Tax Returns" means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or statement with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

         "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

         Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

         "Additional Shares"                                Section 1.1.1

         "Acquisition Proposal Notice"                      Section 5.7.3

         "Agreement"                                        Preamble

         "Appointment Time"                                 Section 1.3.1

         "Articles of Merger"                               Section 1.5

         "Certificate"                                      Section 2.2.2

         "Closing"                                          Section 2.8

         "Closing Date"                                     Section 2.8

         "Code"                                             Recitals

         "Company"                                          Preamble

         "Company Approvals"                                Section 3.1

         "Company Board"                                    Recitals

         "Company Common Stock"                             Section 3.5.1

         "Company Disclosure Schedule"                      Article 3

         "Company Employee"                                 Section 3.16.1

         "Company Independent Contractors"                  Section 3.16.1

         "Company Intellectual Property"                    Section 3.14

         "Company Option"                                   Section 2.4.1

         "Company Option Plan"                              Section 2.4.1

         "Company Plan"                                     Section 3.12.1

         "Company Preferred Stock"                          Section 3.5.1

         "Company Purchase Plan"                            Section 5.18

         "Company Returns"                                  Section 3.11.1

         "Company SEC Documents"                            Section 3.7.1

         "Company Shareholders"                             Section 2.1

         "Company Shareholder Approval"                     Section 3.18.1

         "Company Shareholders Meeting"                     Section 3.18.1

         "Company Subsidiary Approvals"                     Section 3.6.1

         "Continuing Director"                              Section 1.3.1

         "D&O Insurance"                                    Section 5.16.2

         "Default"                                          Section 3.17.2

         "Diluted Share Amount"                             Section 1.1.1

         "Effective Time"                                   Section 1.5

         "Environmental Laws"                               Section 3.21

         "Exchange Agent"                                   Section 2.2.1

         "Exchange Fund"                                    Section 2.2.1

         "Exchange Rate"                                    Section 1.1.1

         "Extended Offer"                                   Section 1.1.1

         "Fixed Exchange Rate"                              Section 1.1.1

         "Foreign Benefit Plan"                             Section 3.12.1

         "J.P. Morgan"                                      Section 1.2.1

         "Manpower"                                         Preamble

         "Manpower Approvals"                               Section 4.1

         "Manpower Balance Sheet"                           Section 4.8.2

         "Manpower Board"                                   Recitals

         "Manpower Common Stock"                            Section 4.5

         "Manpower Disclosure Schedule"                     Article 4

         "Manpower Option"                                  Section 4.5

         "Manpower Option Plan"                             Section 4.5

         "Manpower Preferred Stock"                         Section 4.5

         "Manpower Returns"                                 Section 4.11.1

         "Manpower SEC Documents"                           Section 4.7.1

         "Manpower Shares"                                  Section 2.1.1

         "Manpower Subsidiary Approvals"                    Section 4.6

         "Material Contract"                                Section 3.17.1

         "Material Foreign Benefit Plan"                    Section 3.12.1

         "Merger"                                           Section 1.4

         "Merger Consideration"                             Section 2.1.1

         "Merger Sub"                                       Preamble

         "Minimum Condition"                                Section 1.1.1

         "Offer"                                            Recitals

         "Offer Documents"                                  Section 1.1.2

         "Outside Date"                                     Section 7.1.2.1

         "PBCL"                                             Recitals

         "Post-Effective Amendment"                         Section 5.4.1

         "Preliminary Prospectus"                           Section 1.1.2

         "Proxy Statement"                                  Section 3.25

         "Recommendations"                                  Section 3.18.3

         "Registration Statement"                           Section 1.1.2

         "Representatives"                                  Section 5.6.1

         "Schedule 14D-9"                                   Section 1.2.1

         "SERP"                                             Annex B

         "Special Committee"                                Recitals

         "Supplemental Plan"                                Annex B

         "Surviving Corporation"                            Section 1.4

         "Tender and Voting Agreement"                      Recitals

         "Third Quarter Balance Sheet"                      Section 3.8.2

         "Title IV Plan"                                    Section 3.12.3

         "Transaction"                                      Recitals

         "Transferred Employee"                             Annex B

         "UBS"                                              Section 1.2.1

         Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 8.7 Entire Agreement. This Agreement (together with the Manpower and Company Disclosure Schedules, the annexes, exhibits and schedules hereto, and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

         Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.16, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                  Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Pennsylvania, without regard to laws that may be applicable under conflicts of laws principles.

                  Section 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania State court, or Federal court of the United States, sitting in Pennsylvania, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Pennsylvania State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Pennsylvania State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Pennsylvania State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                  Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11.3.

         Section 8.12 Disclosure. Any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

         Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (Remainder of Page Intentionally Left Blank.)

                  IN WITNESS WHEREOF, Manpower, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           MANPOWER INC.


                           By:             /s/ Jeffrey A. Joerres
                                 ----------------------------------------------
                                 Name:     Jeffrey A. Joerres
                                 Title:    Chairman and Chief Executive Officer


                           By:             /s/ Michael J. Van Handel
                                 ----------------------------------------------
                                 Name:     Michael J. Van Handel
                                 Title:    Executive Vice President and
                                           Chief Financial Officer


                           HOOSIER ACQUISITION CORP.


                           By:             /s/ Jeffrey A. Joerres
                                 ----------------------------------------------
                                 Name:     Jeffrey A. Joerres
                                 Title:    Chairman and Chief Executive Officer


                           By:             /s/ Michael J. Van Handel
                                 ----------------------------------------------
                                 Name:     Michael J. Van Handel
                                 Title:    Executive Vice President and
                                           Chief Financial Officer


                           RIGHT MANAGEMENT CONSULTANTS, INC.


                           By:             /s/ Richard J. Pinola
                                 ----------------------------------------------
                                 Name:     Richard J. Pinola
                                 Title:    Chairman and Chief Executive Officer


                           By:             /s/ Theodore A. Young
                                 ----------------------------------------------
                                 Name:     Theodore A. Young
                                 Title:    Secretary

                                     ANNEX I

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, subject to the terms of the Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Manpower Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer)) any shares of Company Common Stock tendered, if by the Appointment Time,
(1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated or the applicable waiting periods, consents or clearances under the antitrust or competition Laws of any other jurisdiction shall not have expired, been terminated or been obtained, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Manpower Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of the NYSE, (5) Manpower shall not have received (or Manpower shall have received and Godfrey & Kahn, S.C. shall have subsequently rescinded) an opinion of Godfrey & Kahn, S.C., in form and substance reasonably satisfactory to Manpower, on the basis of reasonable and customary representations and assumptions set forth in such opinion or in a certificate delivered by an officer of the Company or Manpower, and assuming that the Merger will occur under the terms set forth in this Agreement, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (6) the Company shall not have received (or the Company shall have received and Pepper Hamilton LLP, shall have subsequently rescinded) an opinion of Pepper Hamilton LLP, in form and substance reasonably satisfactory to the Company, on the basis of reasonable and customary representations and assumptions set forth in such opinion or in a certificate delivered by an officer of the Company or Manpower, and assuming that the Merger will occur under the terms set forth in this Agreement, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (7) at any time on or after the date of the Agreement and prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, any of the following conditions exist and are continuing:

         (a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, or there shall be pending or threatened any action, suit or proceeding by any Governmental Entity against Manpower, the Company, Merger Sub or any of their respective Subsidiaries, that seeks to (or there shall be pending any action, suit or proceeding by any other Person that is substantially likely to) (i) prohibit, or make illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger, (ii) render Merger Sub unable to accept for payment or pay for some or all of the shares of Company Common Stock, (iii) impose material limitations on the ability of Manpower or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company Shareholders, (iv) prohibit or impose any material limitations on Manpower's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compel Manpower or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Manpower and or their respective Subsidiaries which would be material in the context of the Company and its Subsidiaries taken as a whole or Manpower and its Subsidiaries taken as a whole,
(vi) oblige the Company, Manpower or any of their respective Subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the Agreement or
(vii) otherwise result in a Company Material Adverse Effect (disregarding for this purpose the effect of clause (a) of the definition of such term) or, as a result of the transactions contemplated by the Agreement, a Manpower Material Adverse Effect;

         (b) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

         (c) (i) any representation or warranty of the Company set forth in the Agreement that is qualified as to materiality or Company Material Adverse Effect shall not have been true and correct as of the date of the Agreement or shall not be true and correct on and as of the Appointment Time with the same force and effect as if made as of such date, or (ii) any representation or warranty of the Company set forth in the Agreement that is not so qualified shall have not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects on and as of the Appointment Time with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

         (d) except as set forth in the Company Disclosure Schedule, since December 31, 2002, there shall not have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or

         (e) the Merger Agreement shall have been terminated in accordance with its terms, which in the good faith judgment of Manpower, in any such case, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the shares of Company Common Stock.

         The foregoing conditions are for the sole benefit of Manpower and Merger Sub and may, subject to the terms of Section 1.1 of the Agreement, be waived by Manpower and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Manpower and Merger Sub. The failure by Manpower and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                     ANNEX B

                            EMPLOYEE BENEFIT MATTERS

         1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Appointment Time (i) there will be no increases in base salary for employees of the Company or the Company Subsidiaries with agreements described in Item 2 of Section
3.12.1 of the Company Disclosure Schedule unless expressly agreed to by Manpower, (ii) there will be no increases in base salary for other employees of the Company or the Company Subsidiaries except for increases in base salary on an employee's annual review date consistent with past practice; (iii) no bonuses or incentive payments will be paid to employees of the Company or the Company Subsidiaries, except for those pursuant to established plans previously disclosed to Manpower consistent with past practice, unless otherwise agreed between Manpower and the Company; (iv) no new programs, plans or agreements providing compensation or benefits for employees or directors of the Company or the Company Subsidiaries will be adopted or implemented, existing programs, plans or agreements will not be amended or modified except as required by applicable law, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements of the Company or the Company Subsidiaries, except as explicitly provided herein; (v) there will be no officer title promotions without Manpower's consent, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee's job responsibilities; (vi) no new consulting agreements or employment agreements will be granted to employees of the Company or the Company Subsidiaries and the existing agreements will not be amended, except as provided herein or in agreements executed simultaneously herewith; (vii) in no event will the Company make matching contributions to the Company's 401(k) plan in excess of 25% of each participant's elective deferrals up to 10% of pay or to the Company's Non-Qualified Deferred Compensation Plan in excess of 25% of each participant's elective deferrals up to 15% of pay, and the Company will not make any amendments or modifications to its qualified or nonqualified defined benefit plans or the 401(k) plan, other than amendments or modifications as provided herein or in agreements executed by employees in connection herewith, without first obtaining the consent of Manpower; (viii) the Company and the Company Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer, but not as a result of the change in control contemplated herein; (ix) neither the Company nor the Company Subsidiaries shall establish a trust for purposes of funding any Company Plan and (x) the Company shall not directly or indirectly "involuntarily terminate" any employee or independent contractor such that such action will give rise to a severance payment under any agreement with such employee or independent contractor.

         2. General.

         (a) Transferred Employees. Those individuals who are employed by the Company or any of the Company Subsidiaries as of the Effective Time shall be hereinafter referred to as the "Transferred Employees."


         (b) Credit for Past Service. After the Effective Time, Manpower shall give or will cause Manpower's Affiliates to give the Transferred Employees full credit for their prior service with the Company and the Company Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any Company Subsidiary):
         (i) for purposes of eligibility (including without limitation initial participation and eligibility for current benefits) and vesting, but not for purposes of benefit accruals, under any qualified or nonqualified retirement or profit sharing plans maintained by Manpower in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, "cafeteria plans" (as defined in Code Section 125), vacation plans and similar arrangements maintained by Manpower. Notwithstanding anything contained herein to the contrary, Manpower will not give credit for prior service to Transferred Employees as regards Manpower's retiree health plan.

         (c) Waiver of Certain Limitations. Manpower will, or will cause Manpower's Affiliates to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Manpower's plans.

         (d) Manpower's Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of Manpower or its Affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex B, and Manpower hereby reserves such right.

         3. Employee Welfare and Retirement Plans. The Company's existing health and dental plans and other employee welfare benefit plans shall remain in effect until at least the Effective Time. Thereafter, Transferred Employees will be integrated into Manpower's health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by Manpower in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit for co-pays, deductibles and similar limits. Until the Transferred Employees are integrated into Manpower's plans, the respective Company plans shall remain in effect. If Manpower so requests, and as provided herein, the Company shall take the necessary and appropriate steps to terminate and/or discontinue further benefit accruals under any retirement plans of the Company, including the Company's Supplemental Executive Retirement Plan, the Company's Supplemental Deferred Compensation Plan and the Company's Deferred Compensation Plan as of the Effective Time and, also, shall provide notice of cessation of such benefit accruals to affected plan participants at least 45 days in advance of the Effective Time, which notice shall satisfy applicable provisions of Section 4980F of the Internal Revenue Code (as implemented by IRS Regulation Section 54.4980F-1) and Section 204(h) of the Employee Retirement Income Security Act of 1974, as amended.

         4. Supplemental Executive Retirement Plan. As of the Effective Time, the benefits to which Participants in the Company's Supplemental Executive Retirement Plan (the "SERP") are entitled shall become vested in accordance with
Section 6.3 of the SERP and no further benefits shall be accrued under such plan. Neither the Company nor Manpower will fund the SERP at the Effective Time and neither will be obligated to fund the SERP after the Effective Time.

         5. Supplemental Deferred Compensation Plan. As of the Effective Time, the Company shall establish trusts as required under Section 7 of the Supplemental Deferred Compensation Plans maintained by the Company for each of Messrs. Louchheim, Pinola and Smith (the "Supplemental Plans"). Amounts credited to the Deferred Benefit Accounts (as defined in each Supplemental Plan) shall become fixed as of the Effective Time and no further benefits shall be accrued under such plans. The trusts shall administer the payment of benefits in accordance with the Supplemental Plans.

         6. Non-Qualified Plan Liabilities. On and after the Effective Time, Manpower will cause the Company to fulfill all its obligations under the SERP, the Supplemental Plans and the Company's Non-Qualified Deferred Compensation Plan and will guaranty all the obligations of the Company thereunder.

         7. Modification of Employment Agreement and Change in Control Agreement with Chief Executive Officer. On the date hereof, to encourage the Chief Executive Officer of the Company (the "CEO") to remain employed following the Appointment Time, the Company shall enter into a new Employment Agreement with the CEO in the form attached hereto as Exhibit B-1 and a new change in Control Agreement with the CEO in the form attached hereto as Exhibit B-2, effective as of the Appointment Time.

         8. Cessation of Chief Operating Officer's Employment. On or about the Appointment Time, the Chief Operating Officer of the Company ("COO") is expected to cease to be employed by the Company. On the date hereof, the Company will execute a Termination Agreement with the COO in the form attached hereto as Exhibit B-3 to clarify the COO's rights upon that cessation of employment.

         9. Consulting Agreements. There are no consulting agreements between the Company and its directors or former officers that cannot can be terminated upon reasonable notice without liability to the Company.

         10. Third Party Beneficiaries. The Company and Manpower agree that each Transferred Employee is an intended third party beneficiary of this Annex B.

                                   Exhibit B-1

                                  Manpower Inc.
                            5301 North Ironwood Road
                           Milwaukee, Wisconsin 53217

                                December 10, 2003



Richard Pinola
1322 N. Tulip Dr.
West Chester, PA 19380

Dear Mr. Pinola:

         We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your continuing employment by Right Management Consultants, Inc. (the "Company"). The terms of your employment provided in this compensation agreement (the "Compensation Agreement") will become effective (the "Effective Date") upon the Appointment Time, as that term is defined in a merger agreement by and between the Company, Manpower Inc. and Manpower Acquisition Corp., entered into as of the same date hereof (the "Merger Agreement"):

         1. Term. The "Term" will be a period beginning on the Effective Date and ending on the Date of Termination, as defined in the letter to you of even date regarding other rights and obligations on termination of your employment (the "Change of Control Letter").

         2. Duties. You will continue to serve as Chief Executive Officer of the Company. In addition, from and after the Effective Time, as defined in the Merger Agreement, you will become involved in the executive management of Manpower through your involvement with Manpower's Executive Management Team.

         3. Base Compensation. You will be paid a base salary for your services during the Term at the rate of Five Hundred Fifty Thousand ($550,000) per year, as may be increased from time to time by the Company. Your base compensation will be paid in accordance with the Company's regular payroll practices with respect to such compensation as in effect from time to time.

         4. Incentive Bonus and Long-Term Incentive Plan. Effective as of the first day of the calendar quarter following the Effective Date, you will be eligible to receive incentive compensation for your services during the Term in accordance with the Annual Bonus Plan described on Exhibit A. In addition, you shall be eligible to receive compensation under the Long-Term Incentive Plan described on Exhibit B for the period described therein. Incentive bonuses for all periods ending before the first day of the calendar quarter following the Effective Date shall be paid pursuant to the bonus arrangement in effect immediately before the execution of this Compensation Agreement.

         5. Option Grant. As of the Effective Date, you will be granted an option to purchase 150,000 shares of Manpower common stock at an exercise price equal to the most recent closing price for such shares prior to the Effective Date (the "Manpower Options"). Such options shall vest over four years with 20% vesting upon the two year anniversary of the Effective Date, 30% vesting on the three year anniversary of the Effective Date and the remaining 50% vesting on the four year anniversary of the Effective Date. Such options shall be granted subject to the terms customarily used in other option grants to Manpower executives except that notwithstanding such customary terms, all Manpower Options shall immediately vest on the date of your termination except upon the date of your termination with Cause or without Good Reason (both terms as defined in the Change of Control Letter).

         6. Manpower Investment. During the Investment Period, you will hold and beneficially own that number of shares of Manpower common stock which have a value equivalent to Five Million Dollars ($5,000,000), based on the closing price for such shares on the business day immediately preceding the Effective Date (the "Manpower Investment"). The Investment Period shall be the three year period following the Effective Date except that such period shall terminate upon: (i) your termination of employment without Cause or for Good Reason; (ii) a Change of Control; or, (iii) your death or disability. Cause, Good Reason and Change of Control shall have the meanings ascribed to them in the Change of Control Letter. You agree to hold the Manpower Investment in the form a stock certificate upon which Manpower shall place a restrictive legend reflecting the restrictions described herein.

         7. Benefits.

                  (a) During the entire Term, the Company will provide you with, and you will be eligible for, all benefits of employment generally made available to the executives of the Company from time to time (collectively, the "Benefits Plans"), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans of Manpower) on the same basis as other executive personnel of the Manpower Group (defined below) of similar rank. You also will be entitled to vacations and perquisites in accordance with the Company's policies as in effect from time to time for executives of the Company.

                  (b) Notwithstanding Section 7(a), the Company will continue to provide you with or reimburse you for your accounting services and financial planning services, all on the same basis as under the employment agreement between you and the Company as in effect immediately before the execution of this Compensation Agreement.

                  (c) You will continue to participate in the Company's Nonqualified Deferred Compensation Plan until you are eligible to participate in a plan that will be similar to the one currently offered by Manpower.

         8. Expenses. The Company will reimburse to you on a monthly basis for all traveling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties during the Term, subject to your compliance with the guidelines and regulations concerning expense reimbursement issued by the Company, provided that it is understood that you will be entitled to travel first class and a Company-provided automobile on the same basis as under the employment agreement between you and the Company as in effect immediately before the execution of this Compensation Agreement.

         9. SERP Benefit. Except as otherwise provided in this Section 9, the benefits payable to you under the Company's Supplemental Executive Retirement Plan ("SERP") are based on your average base salary for the three prior years. The Company agrees that the actuarial valuation of your benefit under the SERP will not be less than it would have been on the Effective Date and if your average base salary for the three years ending on the Effective Date were $830,000, so long as you are employed by the Company on the third anniversary date of the Effective Date, or your employment by the Company terminates before the third anniversary of the Effective Date for any reason other than termination with Cause or without Good Reason. In the event you are terminated with Cause or without Good Reason prior to the third anniversary of the Effective Date, the Company will fix the actuarial valuation of your benefit using the procedures described in the SERP for the period ending with the Effective Date.

         10. Nondisclosure and Nonsolicitation.

                  (a)      Nondisclosure.

                           (i) You will not, directly or indirectly, at any time
                  during the term of your employment with the Company or any of Manpower or its direct or indirect subsidiaries (collectively, the "Manpower Group") or during the two-year period following your termination of employment with the Manpower Group, use for yourself or others, or disclose to others, any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Company to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of such disclosure. "Confidential Information" shall mean all business information (whether or not in written form) which relates to any company in the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists. This obligation will survive the termination of your employment for a period of two years and will not be construed to in any way limit the Company's rights to protect confidential information which constitute trade secrets under applicable trade secrets law even after such two-year period.

                           (ii) Upon your termination of employment with the
                  Manpower Group, or at any other time upon request of the Company, you will promptly surrender to the Company, or destroy and certify such destruction to the Company, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

                  (b) Nonsolicitation of Employees. You agree that you will not, at any time during the term of your employment with the Manpower Group or during the one-year period following your termination of employment with the Manpower Group, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is an employee of any company in the Manpower Group, or has been such an employee within the three months preceding such action, to terminate his or her employment with the Manpower Group so as to accept employment elsewhere.

                  (c) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 0 - 0, above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

         11. Successors; Binding Agreement. This letter agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

         12. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

         13. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Company or any member of the Manpower Group or affect the right of the Company or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Company and the Manpower Group as set forth herein.

         14. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company.

         15. Withholding. The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

         16. Controlling Law. This Compensation Agreement and all questions relating to its validity, interpretation and enforcement (including, without limitation, provisions concerning limitation of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflicts-of-law doctrines of such state.

         17. Provisions Separable. The provisions of this agreement are independent and separable from each other and no provision shall be rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or part.

         18. Previous Agreement. This Compensation Agreement and the Change of Control Letter will, effective upon the Effective Date, expressly supersede any and all previous agreements or understandings relating to your employment by the Company or the termination of such employment, and any such agreement or agreements shall, as of the Effective Date, have no further force or effect, except as specifically provided in this Compensation Agreement and the Change of Control Letter. Conditioned upon the Effective Date actually occurring, and effective as of the Effective Date, you expressly waive any rights or claims you may now have or that may have arisen in the future under such agreements, including, without limitation, any claim arising as a result of a change of control under your employment agreement dated December 12, 1995, as amended from time to time, and under your Change of Control Agreement dated August 7, 2002.

         If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

                                       Sincerely,

                                       MANPOWER INC.




                                       By:
                                           ----------------------------------



Agreed as of the ____ day of December, 2003.


-------------------------------------------
Richard Pinola

                                    EXHIBIT A


                                Annual Bonus Plan

o General. The following describes the Annual Bonus Plan that you will participate in during the Term. The Annual Bonus Plan is a bonus plan that combines both objective goals stated in terms of profit growth (60-90% of bonus potential) and Discretionary Goals (10-40% of bonus potential). The first Bonus Period shall begin with the first day of the calendar quarter following the Effective Date and shall end on December 31, 2004. Subsequent Bonus Periods shall be for the calendar years thereafter.

                                  Bonus Levels

o        25% of Base Salary at Threshold.

o        50% of Base Salary at Target.

o        100% of Base Salary at Outstanding.



                                   Definitions

o The objective goal for Threshold is a 5% growth rate over the Base Economic Profit for the first Bonus Period and for all subsequent Bonus Periods, a growth rate to be set annually at the beginning of such Bonus Period over the prior Bonus Period Annualized Economic Profit.

o The objective goal for Target is a 15% growth rate over the Base Economic Profit for the first Bonus Period and a 15% growth rate over the prior Bonus Period Annualized Economic Profit for all subsequent Bonus Periods.

o The objective goal for Outstanding is a 25% growth rate over the Base Economic Profit for the first Bonus Period and for all subsequent Bonus Periods, a growth rate to be set annually at the beginning of such Bonus Period over the prior Bonus Period Annualized Economic Profit.

o Base Economic Profit is an amount to be determined prior to the beginning of the first Bonus Period that will reflect the Company's prior and projected operating results.

o Economic Profit is net operating profit before taxes and interest of the Company and its subsidiaries on a consolidated basis, less a capital charge. The capital charge shall consist of a charge based on the capital employed by the Company times a pre-tax cost of capital of between 15% and 20%. Annualized Economic Profit is Economic Profit for a Bonus Period adjusted as appropriate to account for the fact a Bonus Period may be less than a full year.

o Discretionary Goals are goals that will be considered in determining your Annual Bonus. Such Discretionary Goals shall be discussed between you and the Chief Executive Officer of Manpower at the beginning of each Bonus Period.

                     Calculation and Payment of Annual Bonus

o The Annual Bonus shall be calculated for each Bonus Period based on your achieving the objective criteria established for the Threshold, Target and Outstanding opportunities (60-90% of the Annual Bonus) and your achieving the Discretionary Goals as determined by the Chief Executive Officer of Manpower (10-40% of the Annual Bonus).

o Except as otherwise communicated to you at the beginning of a Bonus Period, performance between the Threshold and Target goals, and between the Target and Outstanding goals, will result in a payout that is linearly interpolated between such respective goals. Results in excess of the Outstanding goal will be capped such that results in excess of the Outstanding goal will result in the Outstanding bonus level. Performance that is below the Threshold goal will result in no Annual Bonus.

o The Annual Bonus shall be paid within 90 days of the end of the applicable Bonus Period. If your employment is terminated for any reason other than for Cause or by you for other than Good Reason (both as defined in the Change of Control Letter), you shall be entitled to a prorated Annual Bonus in the year of your termination.

                                    EXHIBIT B


                            Long-Term Incentive Plan


                                     General


o The following describes the Long-Term Incentive Plan ("LTIP") you will participate in during the Bonus Periods occurring through, and including, the Bonus Period ending December 31, 2006 (the "LTIP Term"). The LTIP is a long-term bonus program pursuant to which you accumulate a bonus amount (the "LTIP Amount") over the LTIP Term.

                                Bonus Calculation

o For each Bonus Period during the LTIP Term, the LTIP Amount shall equal 10% of the amount of the excess of (i) the Company's Economic Profit, less your Annual Bonus and less the LTIP Amount for such Bonus Period, over (ii) the Targeted Economic Profit for such Bonus Period. The Targeted Economic Profit shall be the minimum amount of Economic Profit necessary to achieve the objective goal for Target for the Annual Bonus for such Bonus Period. This LTIP Amount is determined for each Bonus Period but shall only be paid as described herein.

                                  Payment Terms

o Payment Date. The Company shall pay you the LTIP Amount accumulated during the LTIP Term on or promptly after the three-year anniversary of the Effective Date.

Termination. Payment of any of the LTIP Amount is dependent upon your being employed by the Company on the three-year anniversary of the Effective Date, provided, however, that in the event your employment terminates for any reason other than your termination with Cause or without Good Reason (both terms as defined in the Change of Control Letter) prior to such date, the Company shall pay you the LTIP Amount accumulated for the completed Bonus Periods prior to such termination date on a prorated basis for any interim period up to the termination date. Disability shall mean that you have become disabled and entitled to benefits under the terms of the long-term disability plan of Manpower.

                                   Exhibit B-2


                                  Manpower Inc.
                            5301 North Ironwood Road
                           Milwaukee, Wisconsin 53217


                                December 10, 2003


Richard Pinola
1322 N. Tulip Dr.
West Chester, PA 19380

Dear Mr. Pinola:

         Manpower Inc. (the "Corporation") desires to retain experienced, well-qualified executives, like you, to work for the Corporation and/or its contemplated subsidiary Right Management Consultants, Inc. ("Right") to assure the continued growth and success of the Corporation and all of its direct and indirect subsidiaries (collectively, the "Manpower Group"). Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Manpower Group, we have agreed to the terms set forth in this letter agreement (the "Change of Control Letter"). The terms of this Change of Control Letter will become effective (the "Effective Date") upon the Appointment Time, as that term is defined in a merger agreement by and between the Corporation, Right and the Manpower Acquisition Corp., entered into as of the same date hereof.

1.    Definitions. For purposes of this Change of Control Letter:

      (a) Cause. Termination by the Manpower Group of your employment with the Manpower Group for "Cause" will mean termination upon (i) your gross misconduct or (ii) your conviction or plea of guilty or nolo contendere to a crime which substantially relates to the circumstances of your position with the Manpower Group, is demonstrably and materially injurious to the Corporation or which has material adverse effect on the Manpower Group.

      (b) Change of Control. A "Change of Control" will mean the first to occur of the following:

            (i) the acquisition (other than from the Corporation), by any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of the Corporation or voting securities representing more than 50% of the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation's shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation's then outstanding common stock or then outstanding voting securities, as the case may be; or

            (ii) the consummation of any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation's shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Corporation's then outstanding common stock or then outstanding voting securities, as the case may be; or

            (iii) the consummation of any liquidation or dissolution of the
                  Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation; or

            (iv) individuals who, as of the date of this letter, constitute the Board of Directors of the Corporation (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of the Corporation, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c); or

            (v) whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

            (vi) while you are employed by Right, the acquisition in any one transaction or series of transactions by one or more persons other than members of the Manpower Group (A) of all or substantially all of the assets of Right or (B) of more than 50% of the then outstanding shares of common stock of Right or voting securities representing more than 50% of the combined voting power of the then outstanding voting securities of Right entitled to vote generally in the election of directors.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this letter, shall thereafter be referred to as the Corporation.

      (c) Good Reason. "Good Reason" will mean, without your consent, the occurrence of any one or more of the following during the Term:

            (i) a reduction in the duties assigned to you that is material based on your overall responsibilities and authority (ignoring incidental duties) prior to and after such reduction in duties, provided you object to such reduction in duties by written notice to the Corporation within twenty business days after it is made and the Corporation fails to cure, if necessary, within ten business days after such notice is given;

            (ii) any material breach of the Compensation Agreement or this Change of Control Letter by the Corporation which remains uncured ten business days after you give written notice to the Corporation which specifies the breach;

            (iii) any reduction in your base salary as in effect from time to time or a failure by the Manpower Group to provide an arrangement for you for any fiscal year of the Manpower Group giving you the opportunity to earn an incentive bonus for such year;

            (iv) your being required by the Manpower Group to change the location of your principal office to one in excess of twenty-five miles from the Right's home office in Pennsylvania provided you deliver a Notice of Termination to the Manpower Group within ninety days after you are notified of any such requirement to change location; or

            (v) any reduction in the amount of the annual bonus received by you for a given fiscal year (calculated on a prorated basis for partial years) within two years after the occurrence of a Change of Control, as compared to the amount of the annual bonus received by you (prorated for comparison to partial years) for either of the two fiscal years of the Manpower Group immediately preceding the fiscal year in which a Change of Control occurred, unless the bonus for such given fiscal year is based on criteria to which you have agreed.

            Your continued employment or failure to give Notice of Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder except as otherwise provided.


      (d) Notice of Termination. Any termination of your employment by the Corporation and/or Right, or termination by you for Good Reason during the Term will be communicated by Notice of Termination to the other party hereto. A "Notice of Termination" will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

      (e) Date of Termination. "Date of Termination" will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Manpower Group.

      (f) Protected Period. The "Protected Period" shall be a period of time determined in accordance with the following:

            (i) if a Change of Control is triggered by an acquisition of shares of common stock of the Corporation pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control;

            (ii) if a Change of Control is triggered by a merger or consolidation of the Corporation with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control; and

            (iii) in the case of any Change of Control not described in clause
                  (i) or (ii) above, the Protected Period shall commence on the date that is six months prior to the Change of Control and shall continue through and including the date of the Change of Control.

      (g) Term. The "Term" will be a period beginning on the Effective Date and ending on the Date of Termination.

      (h) Benefit Plans. "Benefit Plans" means all benefits of employment referenced in Section 7(a) of the Compensation Agreement, and the additional benefit described in Section 9 of the Compensation Agreement. All references in this Change of Control Letter to payments in accordance with the terms of the Benefit Plans shall be deemed to include amounts payable pursuant to Section 9 of the Compensation Agreement.

      (i) Compensation Agreement. The "Compensation Agreement" means the letter of even date from the Corporation to you, as accepted by you, regarding your compensation and benefits.

2.    Compensation and Benefits on Termination.

      (a) Termination by the Corporation and/or Right for Cause or by You Other Than for Good Reason. If your employment with the Manpower Group is terminated by the Corporation and/or Right for Cause or by you other than for Good Reason, the Corporation and/or Right will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement and
            (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Manpower Group will have no further obligations to you.

      (b) Termination of Reason of Disability or Death. If your employment with the Manpower Group terminates during the Term by reason of your disability or death, the Corporation and/or Right will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement and (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Corporation and/or Right shall be entitled to terminate your employment by reason of your disability if you become disabled and entitled to benefits under the terms of the long-term disability plan of the Corporation. The Manpower Group will have no further obligations to you.

      (c)   Termination for Any Other Reason.

            (i) If your employment with the Manpower Group is terminated during the Term either (1) during a Protected Period or; (2) within two years after the occurrence of a Change of Control if the reason for your termination of employment is any reason not specified in Subsection 2(a) or (b), above; or (3) within eighteen months of the Effective Date and the reason for your termination is any reason not specified in Subsection 2(a) above, you will be entitled to the following:

                  (A) the Corporation and/or Right will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice;

                  (B) the Corporation and/or Right will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

                  (C) the Corporation and/or Right will pay you any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement;

                  (D) the Corporation and/or Right will pay as a severance benefit to you a lump-sum payment equal to two times the sum of (i) your annual base salary in effect at the time Notice of Termination is given and (ii) the amount of your largest annual bonus in the three calendar year periods in which you earned a bonus immediately preceding the Date of Termination; and

                  (E) for a 24-month period after the Date of Termination, the Corporation and/or Right will arrange (i) to provide you with the benefits described in Paragraph 7(b) of the Compensation Agreement for the 24-month period following your Date of Termination; and (ii) to provide you and your eligible dependents, at the Corporation's expense, with benefits under the medical, dental, life, and disability plans of the Manpower Group, or benefits substantially similar to the benefits you were receiving during the 90-day period immediately prior to the time Notice of Termination is given under the named plans; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(i)(E)(ii) will be reduced to the extent other comparable benefits are actually received by you during the 24-month period following your termination, and any such benefits actually received by you will be reported to the Corporation; provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") will commence on the Date of Termination.

            (ii) If your employment with the Manpower Group is terminated during the Term for any reason not specified in Subsection 2(a) or (b), above, and Subsection 2(c)(i) does not apply to the termination, you will be entitled to the following:

                  (A) the Corporation and/or Right will pay you your full base salary through the Date of Termination at the rate then in effect;

                  (B) the Corporation and/or Right will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

                  (C) the Corporation and/or Right will pay you any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement;

                  (D) the Corporation and/or Right will pay as a severance benefit to you a lump-sum payment equal to the amount of your annual base salary as then in effect plus the amount of your largest annual bonus for the three calendar years of the Corporation immediately preceding the Date of Termination; and

                  (E) for the twelve-month period after the Date of Termination, you and your eligible dependents will continue to receive benefits under the medical and dental plans of the Corporation as if your employment by the Corporation and/or Right did not terminate; provided, that the payments or benefits otherwise receivable by you pursuant to this Subsection 2(c)(ii)(E) will be reduced to the extent other comparable payments or benefits are actually received by you during the twelve-month period following your termination, and any such payments or benefits actually received by you will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under COBRA or similar state laws will commence on the Date of Termination;

       The amounts paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Manpower Group. Notwithstanding the above, if the Corporation, based on advice of its legal or tax counsel, determines that any of the amounts otherwise to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D), when added to any other payment or benefit received or to be received by you in connection with the Change of Control or the termination of your employment, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (or any similar tax that hereafter may be imposed), the amounts otherwise to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(i)(ii)(D) will be reduced to the maximum amount that will result in no portion of the amounts to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) being subject to such excise tax. Notwithstanding the foregoing, the reduction of benefits described above in the previous sentence shall not apply in the event that the provisions in Subsection 2(d)(i) below apply because of an Option Acceleration.

      (d)   Golden Parachute Tax.

            (i) Notwithstanding anything contained in this Change of Control Letter to the contrary, in the event that the accelerated vesting of stock options which were granted to you by the Corporation on the Effective Date (the "Manpower Options" and the "Option Acceleration") causes any payment or distribution to or for your benefit from the Corporation or any affiliate of the Corporation (a "Payment" or "Payments") to become subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For these purposes, the Manpower Options will cause a payment to be subject to the Excise Tax if Payments would not be subject to the Excise Tax if there Option Acceleration is not considered but such Payments do become subject to the Excise Tax when the Option Acceleration is considered.

            (ii) A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Section 2(d) and the amount of such Gross-Up Payment, such determination to be made within fifteen business days of the Date of Termination, or such other time as requested by the Corporation or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by you (the "Accounting Firm"). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Corporation and the Corporation shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to you, both to the Corporation and you. The Gross-Up Payment, if any, as determined pursuant to this Subsection 2(d)(ii) shall be paid by the Corporation to you within five business days of the receipt of the Accounting Firm's determination. Any such initial determination by the Accounting Firm of whether or when a Gross-Up Payment is required and, if such a payment is required, the amount thereof shall be binding upon the Corporation and you subject to the application of Subsection 2(d)(iii).

            (iii) As a result of the uncertainty in the application of sections
                  4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to you from any governmental taxing authority that your tax liability (whether in respect of your then current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which you had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when you have received from the applicable governmental taxing authority a refund of taxes or other reduction in your tax liability by reason of the Overpayment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds you and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the expiration of the statute of limitations with your applicable tax return. If an Underpayment occurs, you shall promptly notify the Corporation and the Corporation shall pay to you at least five business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Corporation to you and you shall, within ten business days of the occurrence of such Overpayment, pay to the Corporation the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to you.

            (iv) Notwithstanding anything contained in this letter to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments.

      (e) Payment. The payments provided for in Subsections 2(c) or 2(d), above, will be made not later than the later of (i) the tenth business day following the Date of Termination or (ii) the date on which the Release referred to in Section 2(f) becomes irrevocable. If any of such payments is not made when due (hereinafter a "Delinquent Payment"), in addition to such principal sum, the Corporation will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, compounded monthly. If any of such payments is not made when due (hereinafter a "Delinquent Payment"), in addition to such principal sum, the Corporation and/or Right will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, plus 5%, as published in the Midwest edition of The Wall Street Journal, compounded monthly.

      (f) Release of Claims. Notwithstanding the foregoing, neither the Corporation or Right will pay you, and you have no right to receive, any benefits described in Section 2, above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in substantially the form attached as Exhibit A to this Change of Control Letter.

      (g) Forfeiture. Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Section 3, below, and in Section 9 of the Compensation Agreement, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

3.     Noncompetition Agreement.

      (a) Noncompetition. During the term of your employment with the Manpower Group, you will not assist any competitor of any company in the Manpower Group in any capacity. During the one-year period which immediately follows the termination of your employment with the Manpower Group, you will not, directly or indirectly, provide services or assistance of a nature similar to the services provided to the Manpower Group during the term of your employment with the Manpower Group to any entity engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $500,000,000. In addition, during the one-year period which immediately follows the termination of your employment with the Manpower Group, you will not, directly or indirectly, provide services or assistance of a nature similar to the services provided to Right during the term of your employment with the Manpower Group to any entity engaged in the business of providing career transition and organizational consulting anywhere in the United States or any other country in which Right conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $100,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Manpower Group and/or Right and would involve the use or disclosure of confidential information pertaining to the Manpower Group.

      (b) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Subsection 3(a), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation and/or Right will be entitled, in addition to the remedies set forth in Subsection 2(h), above, and any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

      (c) Nonapplication. Notwithstanding the above, this Section 3 will not apply if your employment with the Corporation and/or Right is terminated by you for Good Reason or by the Corporation without Cause either during a Protected Period or within two years after the occurrence of a Change of Control.

4. Vesting of Options. Except in the event the termination of your employment is for Cause or without Good Reason, any unvested options you hold on the Termination Date will vest and become immediately exercisable at such time.

5. Unemployment Compensation. The severance benefits provided for in Subsection 2(c)(i)(D) will be assigned for unemployment compensation benefit purposes to the two-year period following the Date of Termination, and the severance benefits provided for in Subsection 2(c)(ii)(D) will be assigned for unemployment compensation purposes to the one-year period following the Date of Termination, and you will be ineligible to receive, and you agree not to apply for, unemployment compensation during such periods.

6. No Mitigation. You will not be required to mitigate the amount of any payment or benefit provided for in Section 2 by seeking other employment or otherwise, nor will the amount of any payment provided for in Section 2, unless otherwise provided herein, be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

7. Nondisparagement. Upon your termination of employment with the Manpower Group for any reason, the Manpower Group agrees to maintain a positive and constructive attitude and demeanor toward you, and agrees to refrain from making any derogatory comments or statements of a negative nature about you. Upon your termination of employment with the Manpower Group for any reason, you agree to maintain a positive and constructive attitude and demeanor toward the Manpower Group, and agree to refrain from making derogatory comments or statements of a negative nature about the Manpower Group, its officers, directors, shareholders, agents, partners, representatives and employees, to anyone. However, the foregoing will not preclude Manpower and/or Right from providing truthful information about you concerning your employment or termination of employment with the Manpower in response to an inquiry from a prospective employer in connection with your possible employment, and will not preclude either party from providing truthful testimony pursuant to subpoena or other legal process or in the course of any proceeding that may be commenced for purposes of enforcing this agreement.

8. Successors; Binding Agreement. This Change of Control Letter will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

9. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

10. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.

11. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

12. Withholding. The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

13. Previous Agreement. This letter, upon acceptance by you, and the Compensation Agreement expressly supersedes any and all previous agreements or understandings relating to your employment by the Corporation, Right or any other of the Manpower Group or the termination of such employment, and any such agreement or agreements shall, as of the date of your acceptance, have no further force or effect.

14. Controlling Law. This Change of Control Letter and all questions relating to its validity, interpretation and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflicts-of-law doctrines of such state.

15. Provisions Separable. The provisions of this agreement are independent and separable from each other and no provision shall be rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or part.

         If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

                                       Sincerely,

                                       MANPOWER INC.


                                       By:
                                           -------------------------------------


Agreed as of the ___ day of ______, 2003.


----------------------------------------
Richard Pinola

                                    Exhibit A


                         COMPLETE AND PERMANENT RELEASE

         The undersigned, formerly an employee of Manpower Inc. ("Manpower") and Right Management Consultants, Inc. ("Right") (the "Employee"), has entered into a Change of Control Letter with Manpower dated as of December 10, 2003, as amended from time to time (the "Change of Control Letter"), part of the consideration for which is that Employee execute this Complete and Permanent Release and not revoke it within the statutory period for revocation.

Employee, by signing below, hereby agrees that execution of this Release operates to, and hereby does, release Right and Manpower, their parent corporations, their subsidiaries and affiliates, their predecessors in interest and their present, future or former employees, officers, directors, stockholders, representatives, agents, successors and assigns (the "Released Parties") from all claims or demands and all rights to any monetary payment or recovery (the "Claims") the Employee has had, presently has or may have, arising out of the Employee's employment with Right or Manpower or the termination of that employment, which Claims are based on facts or circumstances existing prior to the date the Employee signs this Release, regardless of whether such facts or circumstances are currently known or unknown by the Employee, including, without limitation, a release of any Claims the Employee may have based on the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act of 1968, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act of 1963, any and all laws of any state concerning wages, employment and discharge; any state or local municipality fair employment statutes or laws; and any other law, rule, regulation or ordinance or common law cause of action, whether arising in contract or tort, pertaining to employment, terms and conditions of employment, or termination of employment. Nothing in this Release shall affect the rights and responsibilities of the Equal Employment Opportunity Commission (the "EEOC") to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law. Nothing in this Release shall adversely affect the Employee's rights to enforce his rights to receive post-termination benefits payable to him pursuant to Section 2 of the Change of Control Letter or his rights to receive benefits under any qualified or nonqualified employee benefit plans and arrangements of Right in which he participated prior to the merger of the Manpower Merger Sub into Right (the "Merger") including, the Employee's Supplemental Deferred Compensation Agreement, the Employee's benefits under the Right Supplemental Executive Retirement Plan, and the Employee's benefits under the Right Nonqualified Deferred Compensation Plan.

         Employee hereby irrevocably and unconditionally releases and forever discharges the Released Parties and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected which Employee had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of or before the last day of Employee's employment with the Released Parties.

         The Employee has twenty-one (21) days from the date the Employee receives this Release to sign and return this Release to Manpower , but in no event may the Employee sign this Release prior to the first day subsequent to the termination of his employment with Manpower or Right. By signing below, the Employee agrees to and acknowledges that the payments pursuant to the Change of Control Letter (a) are in lieu of any amount that such Employee would otherwise receive under any other severance plan of Manpower and Right, (b) shall not be taken into account for purposes of determining benefits under any retirement, deferred compensation, welfare or other benefit plans of Right or Manpower, whether qualified or nonqualified and (c) shall be reduced by any Federal, State or local withholding or other taxes as required under applicable law.

         Notwithstanding the foregoing, this Complete and Permanent Release does not waive rights, if any, the Employee or his successors and assigns may have under or pursuant to, or release the Released Parties from obligations, if any, they may have to the Employee or to his successors and assigns on claims arising out of, related to or asserted under or pursuant to, any officers and directors' insurance coverage, any indemnity agreement between Right or Manpower and the Employee or any rights to indemnification contained in or acquired pursuant to any provision of the certificate of incorporation or by-laws of Right, Manpower or applicable law.

Payments will be made in accordance with the Change of Control Letter except in no event will the payments under the Change of Control Letter commence before the expiration of the period allowable for revocation as set forth below. Upon execution, this Release should be returned to the Human Resources Department of Manpower at 5301 North Ironwood Road, Milwaukee, Wisconsin 53217. The Employee has seven (7) calendar days from the date that the Employee signs this Release to revoke this Release by giving written notice of the Employee's intent to do so to Manpower. Such revocation will not be effective unless written notice of the revocation is, via mail or hand delivery, directed to and received by ___________________ at _____________________, on or before 5:00 p.m. Central
Time on the seventh (7th) calendar day following the date you signed this document. If delivered by mail, such revocation will be deemed as received on the date the revocation is mailed provided that it is (i) postmarked within the 7-day Revocation Period, (ii) properly addressed as provided above, and (iii) sent by certified mail, return receipt requested. This Release shall not become effective or enforceable until this seven (7) day period has expired. If the Employee revokes this Release, the Employee will not receive the Payments.

         The Employee is advised to consult with an attorney before signing this Release.

AGREED TO AND ACCEPTED THIS ___ DAY OF ________, 20___.



___________________________________
Richard Pinola



MANPOWER INC.


By:________________________________



Its:________________________________

                                   Exhibit B-3

                       Right Management Consultants, Inc.
                               1818 Market Street
                             Philadelphia, PA 19103

                                December 10, 2003




John Gavin
1612 Claudia Way
North Wales, PA 19454


Dear Mr. Gavin:

         This will confirm our understanding concerning the termination of your employment with Right (the "Company"). The Company is involved in discussions with Manpower Inc. ("Manpower"), which would result in a change of control, as that term is defined in your Change of Control Agreement dated August 7, 2002. The date of which the change in control would take place is the date Manpower would appoint a number of new directors to the board of directors of the Company who constitute a majority of the board of directors of the Company (the "Appointment Date"). You have indicated that you would decline an opportunity to be employed with the Company after the Appointment Date.

         You and the Company agree that effective on the date you terminate your employment with the Company (the "Termination Date"), which will be after December 31, 2003 and not more than 60 days after the Appointment Date, to the following:

         1. The Company will pay you your unpaid current base salary, including your accrued, but unused vacation time through the Termination Date. The Company will reimburse you for any and all business expenses properly submitted for payment through the Termination Date.

         2. You and the Company acknowledge that you will retain all your vested rights as of the Termination Date in the Company's 401(k)/retirement plan, and that, as of the Termination Date, notwithstanding any provision in any of the following plans, programs or arrangements to the contrary, you shall be fully vested in all stock options granted to you under the Company's Stock Option Plan(s) that remain unexercised as of the Termination Date, and fully vested in your accrued benefit under each of the Company's Nonqualified Deferred Compensation Plan, the Company's Employee Stock Purchase Plan, the Company's Supplemental Deferred Compensation Agreement and the Company's Supplemental Executive Retirement Plan.

         3. Within thirty (30) days of the Termination Date, the Company shall pay you, in a single cash lump sum, subject to required tax withholding, the sum of (i) the amount credited to your bookkeeping account under the Company's Nonqualified Deferred Compensation Plan,
            (ii) the amount credited to your bookkeeping account under the Company's Supplemental Deferred Compensation Agreement and (iii) the present value of your accrued benefit under the Company's Supplemental Executive Retirement Plan, as determined based on the assumptions stated in Exhibit B, which is incorporated herein by this reference.

         4. The Company shall pay to you an amount of severance pay calculated in accordance with the calculation set forth on Exhibit A, which is incorporated herein by this reference. Such severance pay shall be subject to required tax withholding and will be paid to you in a lump sum within thirty (30) days of the Termination Date. The severance payment, together with any other payments described herein are not expected to result in an "excess parachute payment" such that you would be entitled to a gross up payment as described in your Change of Control agreement with the Company. In the event the payments would constitute an excess parachute payment, you shall also be entitled to a gross up payment as described in your Change of Control Agreement.

         5. The Company shall continue to provide you with the same level of life insurance and health (i.e., medical, vision and dental) coverage as in effect for you on the day immediately preceding the Termination Date for a period of twenty-four (24) months following the Termination Date. In addition, the Company shall continue to provide you with the same level of financial planning and accounting services, reimbursement of country club dues and a Company-provided automobile (comparable to the automobile provided to you by the Company at the date of execution of this Agreement) for a period of twenty-four (24) months following the Termination Date.

         6. The Company shall provide you with outplacement support services for a period of twelve (12) months following the Termination Date.

         7. As of the Termination Date you will have returned to the Company all of its property within your possession or control, with the exception of the Company automobile currently in your possession. Company property includes, but is not limited to, the following: counseling materials, advertising materials, sales information, data processing reports, customer sales analyses, invoices, price lists or information, samples or any other materials or data of any kind furnished to you by the Company or developed by you on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with your employment.

         8. Upon the completion of the twenty-four (24) month period following the Termination Date, you shall make your Company-provided automobile available for return to the Company.

         9. You acknowledge and agree that the restrictive covenants contained in Paragraph 9 of your Employment Agreement entered into January 1, 1999, as amended, contain post-employment obligations which you will remain bound by, and that such obligations in their entirety shall remain in full force and effect after the Termination Date.

        10. You acknowledge and agree that the payments and benefits expressly granted to you in this document are all that you are entitled to under any agreement, verbal or otherwise, including but not limited to your Employment Agreement entered into January 1, 1999, and last amended January 1, 2002, and your Change Of Control Agreement entered into August 7, 2002, and you expressly waive any and all claims to any other benefits.

        11. This document constitutes the complete understanding between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings and practices, concerning such matters, including, but not limited to, any Company personnel documents, handbooks, or policies and any prior customs or practices of the Company; provided, however, that you remain bound by any confidentiality and other restrictive covenant obligations to which you have previously agreed in accordance with their terms.

         12. As of the Termination Date, you will submit a signed certificate stating that the conditions described herein have been complied with and that you have received all benefits and compensation as described herein.

        13. This document and its interpretation shall be governed and construed in accordance with the laws of Pennsylvania and shall be binding upon the parties hereto and their respective successors and assigns.

        14. All payments to be made hereunder shall be subject to withholding for taxes as may be required by law.

         Nothing in this agreement should be construed as an admission of wrongdoing or liability on the part of either the Company or any other individual or entity.

         If the foregoing is acceptable, please sign and return this document to me no later than December 10, 2003.

                                       Very truly yours,

                                       RIGHT MANAGEMENT CONSULTANTS, INC.


                                       By:  ________________________________



I agree with and accept the terms contained in this proposal and agree to be bound by them.



Dated this _____ day of December, 2003.

Time: _____________________________


__________________________________
John Gavin

                            Exhibit A - Severance Pay


         Severance pay shall equal the sum total of the following two elements:

      (1)   An amount equal to the greater of :

            (a) Two times the average of (i) your base salary for 2001 and your bonus earned in 2001 and paid in 2002; (ii) your base salary for 2002 and your bonus earned in 2002 and paid in 2003; and, (iii) your base salary for 2003 and your bonus earned in 2003 and paid in 2004, or

            (b) Two times your base salary for 2003 and bonus earned in 2003 and paid in 2004.

      (2)   An amount equal to the greater of:

            (a) The target bonus for year 2004, pro-rated from the start of the fiscal year to the Termination Date; or

            (b) The bonus based on the annualized year to date financial results of the Company, pro-rated to reflect the portion of the year from the start of the fiscal year to the Termination Date.

     Exhibit B - Assumptions for Determining Present Value of Payment under
                Company's Supplemental Executive Retirement Plan


o        Age of Participant at Retirement - 65


o        Age of Participant at Death - 83


o        Frequency of Payments - annually


o Discount Rate - 5-Year United State Treasury Note rate as published on the first day of the month immediately preceding the Termination Date.

                                  EXHIBIT 5.21

                                AFFILIATE LETTER



Matterhorn
[address]
Attn:  Michael J. Van Handel

Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Rocky, a Pennsylvania corporation ("Seller"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulation (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of December __, 2003 (the "Agreement"), by and among Matterhorn, a Wisconsin corporation ("Parent"), Merger Sub, a Pennsylvania Corporation and wholly owned subsidiary of Parent ("Merger Sub") and Seller, Parent will acquire all of the outstanding shares of Seller common stock, par value $0.01 per share (the "Seller Securities") in an exchange offer (the "Exchange Offer") and subsequent merger (together with the Exchange Offer, the "Transaction").

         As a result of the Transaction, I may receive shares of Parent common stock, par value $0.01 per share (the "Parent Securities"). I would receive such shares in exchange for, respectively, shares owned by me of the Seller Securities.

         I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the Transaction:

                  A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities to the extent I felt necessary, with my counsel or counsel for Seller.

                  C. I have been advised that the issuance of Parent Securities to me pursuant to the Transaction is to be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since, at the time the commencement of the Exchange Offer, I may be deemed to have been an affiliate of Seller and the distribution by me of the Parent Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Parent Securities issued to me in the Transaction unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

                           "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE
                  ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED _______________ BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

                  F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the Provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

                                       Very truly yours,



                                       __________________________________




Name:

Accepted this ___ day of
____________, 200___ by




MATTERHORN


By: __________________________________
    Name:
    Title: